Exhibit 10.31

EXECUTION COPY

SECURED SUPER-PRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

DATED AS OF AUGUST 4, 2008

among

FRONTIER AIRLINES HOLDINGS, INC.,

a Debtor and Debtor in Possession,

as a Borrower,

FRONTIER AIRLINES, INC.,

a Debtor and Debtor in Possession,

as a Borrower,

LYNX AVIATION, INC.,

a Debtor and Debtor in Possession,

as a Borrower,

THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

and

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

as Administrative Agent

i

	3.25	Patriot Act	20

4.	FINANCIAL STATEMENTS AND INFORMATION		21
	4.1	Reports and Notices	21
	4.2	Communication with Accountants	21

5.	AFFIRMATIVE COVENANTS		21
	5.1	Maintenance of Existence and Conduct of Business	21
	5.2	Payment of Taxes	22
	5.3	Books and Records	22
	5.4	Insurance	22
	5.5	Compliance with Laws	23
	5.6	Intellectual Property	23
	5.7	Environmental Matters	23
	5.8	Further Assurances	24
	5.9	Additional Collateral Documents	24
	5.10	Labor Contracts	26
	5.11	Slot Utilization	26
	5.12	ERISA/Labor Matters	27
	5.13	Maintenance of Liens and Collateral	28
	5.14	Use of Proceeds	28
	5.15	Cash Management Systems	28
	5.16	Access	28
	5.17	Fuel Hedging	28

6.	NEGATIVE COVENANTS		28
	6.1	Mergers	29
	6.2	Investments; Loans and Advances	29
	6.3	Indebtedness	29
	6.4	Affiliate Transactions	31
	6.5	Capital Structure and Business	31
	6.6	Guaranteed Indebtedness	32
	6.7	Liens	32
	6.8	Sale of Stock and Assets	33
	6.9	Financial Covenants	35
	6.10	Hazardous Materials	35
	6.11	Sale-Leasebacks	35
	6.12	Restricted Payments	35
	6.13	Change of Corporate Name or Location; Change of Fiscal Year	35
	6.14	Limitation on Negative Pledge Clauses	36
	6.15	No Speculative Transactions	36
	6.16	Real Estate Purchases and Leases	36
	6.17	Subsidiaries	36
	6.18	Material Contracts	36

7.	TERM		37
	7.1	Termination	37
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	37

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		37
	8.1	Events of Default	37
	8.2	Remedies	40
	8.3	Waivers by Borrowers	40
	8.4	Liquidation Budget	41

9.	JOINT AND SEVERAL LIABILITY		41

10.	SECURITY		41
	10.1	Security	41
	10.2	Perfection of Security Interests	43
	10.3	Rights of Lenders; Limitations on Lenders’ Obligations	45
	10.4	Covenants of the Borrowers with Respect to Collateral	46
	10.5	Performance by Administrative Agent of the Borrowers’ Obligations	49
	10.6	Limitation on the Administrative Agent’s duty in Respect of Collateral	50
	10.7	Remedies; Rights Upon Default	50
	10.8	The Administrative Agent’s Appointment as Attorney-in-Fact	57
	10.9	Release of Collateral	57

11.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT		58
	11.1	Assignment and Participations	58
	11.2	Appointment of Administrative Agent	60
	11.3	Rights as a Lender	61
	11.4	Exculpatory Provisions	61
	11.5	Reliance by Administrative Agent	62
	11.6	Delegation of Duties	62
	11.7	Resignation of Administrative Agent	62
	11.8	Non-Reliance on Administrative Agent and Other Lenders	63
	11.9	Collateral and Guaranty Matters	63
	11.10	Indemnification	64

12.	SUCCESSORS AND ASSIGNS		65
	12.1	Successors and Assigns	65

13.	MISCELLANEOUS		65
	13.1	Complete Agreement; Modification of Agreement	65
	13.2	Amendments and Waivers	65
	13.3	Fees and Expenses	67
	13.4	No Waiver	68
	13.5	Remedies	69
	13.6	Severability	69
	13.7	Conflict of Terms	69
	13.8	Confidentiality	69
	13.9	GOVERNING LAW	70
	13.10	Notices	70
	13.11	Section Titles	72
	13.12	Counterparts	72
	13.13	WAIVER OF JURY TRIAL	72

13.14	Press Releases and Related Matters	73
13.15	Advice of Counsel	73
13.16	No Strict Construction	73
13.17	Patriot Act	73

This SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of August 4, 2008, among Frontier Airlines Holdings, Inc., a Delaware corporation (in its individual capacity, “Frontier Holdings,” and in its capacity as agent on behalf of the Borrowers, “Borrower Agent”), Frontier Airlines, Inc., a Colorado corporation (“Frontier Airlines”), and Lynx Aviation, Inc., a Colorado corporation (“Lynx,” and, together with Frontier Holdings and Frontier Airlines, the “Borrowers” or the “Borrower”), each as a debtor and debtor in possession under chapter 11 of the Bankruptcy Code; Wells Fargo Bank Northwest, National Association, acting in its capacity as administrative agent and collateral agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”); and the Lenders signatory hereto from time to time.

RECITALS

WHEREAS, on April 10, 2008, (the “Petition Date”), each of the Borrowers filed voluntary petitions for relief (collectively, the “Cases”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, the Borrowers are continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrowers have requested that the Lenders provide a secured super-priority loan of up to $75,000,000 in order to fund the continued operation of the Borrowers’ businesses as debtors and debtors in possession under the Bankruptcy Code; and

WHEREAS, the Lenders are willing to make available to the Borrowers Postpetition (as defined below) loans in an amount up to $30,000,000 upon the terms and subject to the conditions set forth herein, and to consider providing an additional $45,000,000 as described herein; and

WHEREAS, each of the Borrowers has agreed to secure its obligations to the Administrative Agent and the Lenders hereunder with, inter alia, security interests in, and liens on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, with certain exceptions, all as more fully provided herein; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.     AMOUNT AND TERMS OF CREDIT

1.1           Credit Facilities.

(a)           Loan.

(i)            Subject to the terms and conditions hereof, each Lender agrees to make to the Borrowers, jointly and severally, term loans (collectively, the “Loan” or the “Loans”) in an amount equal to such Lender’s Pro Rata Share of the following amounts: (i) on the Closing Date, a term loan in the aggregate principal amount equal to $30,000,000 (the “Stage 1 Loan”), and (ii) in the sole discretion of the Lenders, on the Stage 2 Closing Date, a term loan in the aggregate principal amount of up to $45,000,000 (the “Stage 2 Loan”). The Loans shall be evidenced by promissory notes substantially in the form of Exhibit A (each a “Note” and collectively the “Notes”). Each Note shall represent the joint and several obligation of each Borrower to pay the amount of the applicable Lender’s Loan, together with interest thereon as prescribed in Section 1.5. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Commitments shall terminate upon the funding of the Stage 1 Loan pursuant to Section 2.1.

(ii)           The aggregate outstanding principal balance of the Loan shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full. No payment with respect to the Loan may be reborrowed.

(iii)          Each payment of principal with respect to the Loan shall be paid to the Administrative Agent for the ratable benefit of each Lender, ratably in proportion to each such Lender’s respective Commitment.

1.2           Prepayments.

(a)           Voluntary Prepayments. Borrowers may at any time on at least three (3) Business Days prior written notice to the Administrative Agent, voluntarily prepay the Loans; provided that (i) any such prepayment shall be in a minimum amount of $2,500,000 and integral multiples of $2,500,000 in excess of such amount; (ii) any such prepayment shall be applied pursuant to Section 1.3; and (iii) any such prepayment shall be accompanied by the Prepayment Fee, if any, payable upon such prepayment.

(b)           Mandatory Prepayments.

(i)            Upon the issuance by any Borrower of any of its Stock to any Person other than another Borrower (or the receipt of any capital contribution by any Borrower from any Person other than another Borrower), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Borrower.

(ii)           Immediately upon the receipt by any Borrower of any Net Cash Proceeds from any Asset Sale, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds, provided, however, that (A) sales of Subject Assets shall be subject to the terms in the immediately succeeding clauses (iii) and (iv); (B) with respect to Asset Sales (other than Subject Assets which are addressed in clause (iii) and (iv) below) permitted pursuant to clauses (c), (d), (e), (f), (g), (i), (j), or (k) of Section 6.8 hereof, the Borrowers shall not be required to make any prepayment of Loans with any Net Cash Proceeds received from such Asset Sales; (C) with respect to Asset Sales permitted by Section 6.8(a) (other than Subject Assets which are addressed in clause (iii) and (iv) below), the Borrowers shall not be required to make prepayments of Loans with any Net Cash Proceeds received from such Asset Sales unless and until the gross proceeds from such Asset Sales, in the aggregate, exceed $2,000,000; and (D) with respect to Asset Sales permitted by Section 6.8(b) (other than Subject Assets which are addressed in clause (iii) and (iv) below), the Borrowers shall not be required to make prepayments of Loans with any Net Cash Proceeds received from such Asset Sales unless and until the gross proceeds from such Asset Sales, in the aggregate, exceed $3,000,000.

(iii)          Upon the sale of any Subject Asset (excluding Subject Assets consisting of (x) spare parts (which are addressed in clause (iv) below) and (y) up to eight (8) A319 aircraft), Borrowers shall prepay an aggregate principal amount of Loans equal to (A) if such Subject Asset is an A319 or A320 aircraft, 50% of the greater of (y) Net Cash Proceeds of such Subject Asset and (z) the Orderly Liquidation Value of such Subject Asset; and (B) if such Subject Asset is an A318 aircraft, 50% of the Net Cash Proceeds of such Subject Asset.

(iv)          Upon the sale of any spare part or any rotable or expendable that either (x) is outside the ordinary course of business or (y) generates Net Cash Proceeds in an aggregate amount in any month in excess of $100,000, Borrowers shall prepay an aggregate principal amount of Loans equal to (A) 50% of the greater of (y) Net Cash Proceeds of such asset and (z) the Orderly Liquidation Value of such asset.

(v)           Immediately upon the receipt by any Borrower of any Net Cash Proceeds from any Property Loss Event, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds.

(c)           No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute the Administrative Agent’s or Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.3           Priority and Application of Payments.

The Borrowers hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of any Borrower, and the Borrowers and the Lenders hereby irrevocably agree that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as follows: first, to Fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the

Loan Documents; second, to interest then due and payable on the Loan; third, to prepay the remaining principal amount of the Loan, until the Loan shall have been paid in full; and fourth, to all other Obligations then due and payable to the Lenders. All payments and prepayments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.

1.4           Use of Proceeds.

The Borrowers shall utilize the proceeds of the Loans to provide general working capital and to pay ordinary operating costs and expenses of the Borrowers to the extent, and only to the extent, such costs and expenses are consistent in all material respects with the Projections and permitted by the Bankruptcy Code or the Bankruptcy Court.

1.5           Interest and Applicable Margins.

(a)           (i)  Subject to clause (e) below, the Borrowers may, at their option (an “Interest Election”) elect to pay interest on the Loans on each Interest Payment Date (i) entirely in cash (“Cash Interest”) or (ii) entirely by increasing the outstanding principal amount of the Loans on the relevant Interest Payment Date by the amount of interest accrued from the effective date of any such Interest Election until such Interest Payment Date (“PIK Interest”).  The Borrowers must make an Interest Election by delivering a notice to the Administrative Agent no later than 5 Business Days prior to the effective date of any Interest Election, which notice shall specify (x) whether such Interest Election is made under clause (i) or (ii) of this Section 1.5(a) and (y) the effective date of such Interest Election.  An Interest Election shall remain in effect until the earlier of (A) the delivery by the Borrowers of a new Interest Election and (B) the Maturity Date. In the event no Interest Election is made, interest on the Loans shall be PIK Interest.

(b)           Subject to clause (e) below, Loans shall bear interest at a rate per annum equal to (i) in the case of Cash Interest, 14.00% per annum and (ii) in the case of PIK Interest, 16.00% per annum.  Cash Interest on each Loan shall be payable on each Interest Payment Date.  PIK Interest on each Loan shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest on each Interest Payment Date. Any interest so added to the principal amount of the Loans shall bear interest as provided in this Section 1.5 from the date on which such interest has been so added. The obligation of the  Borrowers to pay PIK Interest shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement.  Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loans refers to the face amount of the Loans and not the gross proceeds funded hereunder and includes any PIK Interest so capitalized and added to the principal amount of the Loans from the date on which such interest has been so added.

(c)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)           All computations of interest shall be made by the Administrative Agent on the basis of a 365/366 day year, in each case for the actual number of days occurring in the period for which such interest is payable.

(e)           So long as (i) an Event of Default has occurred and is continuing under Section 8.1(a), (f), (h), (l), (m) or (n) or (ii) any other Event of Default has occurred and is continuing and the Administrative Agent shall have given written notice to the Borrowers, the Loans and all other outstanding Obligations shall bear interest at 2.00% per annum above the rate otherwise applicable to the Loans (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable in cash on each Interest Payment Date.

1.6           Fees.

(a)           The Borrowers shall pay to the Administrative Agent for the benefit of each Lender in accordance with its Pro Rata Share a commitment fee (the “Commitment Fee”) equal to $1,500,000, earned and payable on the Closing Date.

(b)           Upon any voluntary prepayment of the Loans pursuant to Section 1.2(a), the Borrowers shall pay a prepayment fee (a “Prepayment Fee”) equal to one percent (1%) of the principal amount (excluding any interest added thereto pursuant to Section 1.5) of the Loans prepaid.

1.7           Receipt of Payments.

The Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due in immediately available funds in Dollars to any account specified in writing by Administrative Agent to Borrowers. For purposes of computing interest as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York City time. Payments received after 2:00 p.m. New York City time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.8           Loan Account and Accounting.

The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record the Loan, all payments made by the Borrowers with respect to such Loan, and all other debits and credits as provided in this Agreement with respect to such Loan or any other Obligations with respect to such Loan. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and the Lenders by the Borrowers; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrowers’ duty to pay the Obligations with respect to the Loan. The Administrative Agent shall render to the Borrower Agent a monthly accounting of transactions with respect to each Loan setting forth the balance of the Loan Account for the immediately preceding month. Each Lender may rely on the Loan Account as evidence of the amount of Obligations with respect to the Loan from time to time owing to it. Unless the Borrowers notify the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers.

1.9           Indemnity.

Each Borrower shall, commencing on the Closing Date, jointly and severally indemnify and hold harmless each of the Administrative Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents, and associated with Electronic Transmissions or E-Systems as well as failures caused by the Borrowers’ equipment, software, services or otherwise used in connection therewith (collectively, “Indemnified Liabilities”); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence, bad faith or willful misconduct as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.10         Access.

Each Borrower shall, during normal business hours, from time to time upon two (2) Business Days prior notice to the Borrower Agent as frequently as the Administrative Agent reasonably determines to be appropriate at the Borrowers’ sole cost and expense: (i) provide the Administrative Agent and any of its officers, employees and agents access to its officers and employees, and with prior notice and the opportunity to be present, advisors of each Borrower, (ii) permit the Administrative Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Borrower’s Books and Records (subject to requirements under any confidentiality agreements, if applicable) and (iii) permit the Administrative Agent, and any of its officers, employees and agents, to have access to properties, facilities and to the Collateral and to inspect, audit, review, evaluate, conduct field examinations and make test verifications and counts of the Accounts, Inventory and other Collateral of any Borrower; provided, that (x) so long as no Event of Default has occurred and is continuing, such access and inspections referred to in clauses (i) through (iii) above shall not be permitted more frequently than twice in any Fiscal Year and (y) during the existence of any Event of Default, Administrative Agent shall have all rights of access described above at any time and without having to give any notice to any Person. The Borrowers shall make available to the Administrative Agent and its counsel reasonably promptly originals or copies of all Books and Records (subject to requirements under any confidentiality agreements, if applicable) of any Borrower that the Administrative Agent may reasonably request. The Borrowers shall deliver any document or instrument necessary for the Administrative Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for any Borrower and shall maintain supporting documentation on media, including computer tapes and discs owned by the Borrowers.

1.11         Taxes.

(a)           Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with this Section 1.11, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) unless such Taxes are imposed as the result of a determination that an applicable Certificate of Exemption (as defined in Section 1.11(c)) did not entitle a Foreign Person (as defined in Section 1.11(c)) to an exemption from such Taxes at the time such Foreign Person became a Lender hereunder, the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.11) the Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. As promptly as reasonably practicable after any such payment of Taxes, the Borrowers shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)           The Borrowers shall, jointly and severally, indemnify and, within ten (10) days of demand therefor, pay the Administrative Agent and each Lender for the full amount of Taxes paid by the Administrative Agent or such Lender, as appropriate, with respect to payments received from any Borrower hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted unless such Taxes are imposed as the result of a determination that establishes that an applicable Certificate of Exemption did not in fact entitle a Foreign Person to an exemption from such Taxes at the time such Foreign Person became a Lender hereunder.

(c)           Each Person organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) as to which payments to be made under this Agreement or under the Notes are completely exempt from United States withholding tax under an applicable statute or tax treaty shall provide to the Borrower Agent and the Administrative

Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Person’s entitlement to such complete exemption (a “Certificate of Exemption”). Any Foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to the Borrower Agent and the Administrative Agent prior to becoming a Lender hereunder. No Foreign Person may become a Lender hereunder if such Foreign Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. For the avoidance of doubt, (i) any Sale described in Section 11.1(a) to a Foreign Person shall only become effective upon delivery by the party to whom such Sale is made to the Borrower Agent and the Administrative Agent of a Certificate of Exemption, and (ii) any participant or SPV described in Section 11.1(e) shall not be entitled to any benefit under Section 1.11 unless such participant or SPV delivers to the Borrower Agent and the Administrative Agent a Certificate of Exemption. In addition, any Lender that is not a Foreign Person and that is a partnership or trust for U.S. federal income tax purposes shall not be entitled to any payment by the Borrowers pursuant to Section 1.11(b) with respect to any Taxes paid by such Lender with respect to any Foreign Person that is a partner or owner of an interest in such Lender unless such Lender had obtained a Certificate of Exemption from such Foreign Person at the later of the times (i) such Lender became a Lender hereunder and (ii) such Foreign Person became a partner or owner of an interest in such Lender.

(d)           Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstance that would result in any additional payment by the Borrowers pursuant to Section 1.11(a) or (b), such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to mitigate any Taxes that would result in such payments by the Borrowers. If the Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 1.11, then such Lender, at the request of the Borrowers and at the Borrowers’ expense, will change the jurisdiction of its lending office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) as determined by such Lender in its sole discretion, is not otherwise materially disadvantageous to such Lender, provided, that the mere existence of fees, charges, costs or expenses that the Borrowers have offered and agreed to pay on behalf of a Lender shall not be deemed to be disadvantageous to such Lender.

1.12         Capital Adequacy; Increased Costs; Illegality.

(a)           If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrowers shall from time to time, upon demand by such Lender to the Borrower Agent (with a copy of such demand to the Administrative Agent) pay to the Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to the Borrower Agent and to the Administrative Agent shall be presumptive evidence of the matters set forth therein.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) other than in respect of taxes (including income taxes) or (ii) the compliance with any guideline or request from any central bank or other non-tax Governmental Authority (whether or not having the force of law), in each case occurring after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then the Borrowers shall from time to time, upon demand by such Lender to the Borrower Agent (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower Agent and to the Administrative Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrowers pursuant to this Section 1.12(b).

(c)           Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 1.12 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower Agent of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

2.     CONDITIONS PRECEDENT

2.1           Stage 1 Conditions.

The obligation of each Lender to make the Stage 1 Loan shall not become effective until the date (the “Closing Date”) on which each of the following conditions precedent (in addition to the conditions precedent set forth in Section 2.3) is satisfied or provided for in a manner reasonably satisfactory to the Administrative Agent, or duly waived in writing in accordance with Section 13.2, whereupon each Lender shall be obligated to fund its Pro Rata Share of the Stage 1 Loan within 1 Business Day of receipt of the notice referred to in Section 2.1(h) below.

(a)           Credit Agreement. The Administrative Agent shall have received counterparts of this Agreement duly executed by each of Borrowers, the Administrative Agent and the Lenders.

(b)           Interim Order. The Bankruptcy Court shall have entered the Interim Order, which order shall be in effect and unstayed as of the Closing Date and which order shall not have been reversed, modified or amended as a whole or in part without the prior written consent of the Administrative Agent.

(c)           Loan Documents. The Administrative Agent shall have received such documents, instruments and agreements listed on Annex C.

(d)           Approvals. The Administrative Agent shall have received (i) satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery, performance and consummation of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent affirming that no such consents or approvals are required.

(e)           Payment of Fees. The Borrowers shall have paid to the Administrative Agent the Fees required to be paid on the Closing Date and shall have reimbursed the Administrative Agent for all reasonable and documented fees, costs and expenses of closing presented as of the Closing Date to the extent required by this Agreement (including, for the avoidance of doubt, the administrative agency fee invoiced to the Borrowers prior to the date hereof).

(f)            No Material Adverse Effect. There has been no Material Adverse Effect since the date of any Borrower’s Form 10-K or 10-Q most recently filed prior to the Closing Date as updated by subsequent public filings prior to the Closing Date and other written materials provided to the Administrative Agent or the Initial Lenders prior to the Closing Date (including, without limitation, the Projections, and revenue build and cash flow data delivered prior to the Closing Date).

(g)           Motions and Filings. The Administrative Agent’s reasonable determination that all motions, orders and other pleadings or related documents to be filed or submitted to the Bankruptcy Court in connection with the Loan Documents and the transactions contemplated thereby shall be consistent with the terms hereof.

(h)           Notice of Borrowing.  The Borrower Agent shall have delivered a notice of borrowing in form and substance reasonably satisfactory to the Administrative Agent not later than 4 Business Days following the entry of the Interim Order.

2.2           Stage 2 Conditions.

The Borrowers may, on any date following the date that is 30 days after the funding of the Stage 1 Loan, by notice in writing to the Administrative Agent and each Lender, request Stage 2 Loans in an aggregate principal amount of not more than $45,000,000.  The Lenders may in their sole discretion having regard to then-current market conditions and the Borrowers’ business, assets, operations, prospects or financial or other condition and such other matters as the Lenders may deem relevant in their sole discretion, provide such loans on such terms and in such amounts as the Lenders determine in their sole discretion, it being understood that no Lender is under any obligation to provide or arrange all or any part of the Stage 2 Loan and nothing herein shall be construed as a commitment from any Lender to provide or arrange all or any part of the Stage 2 Loan.  In the event that the Lenders agree to provide the Stage 2

Loan, the funding of such Loans shall be subject to such conditions as the Lenders may determine in their sole discretion, including that the Bankruptcy Court shall have entered the Supplemental Order and such Supplemental Order shall not have been reversed, modified or amended without the prior written consent of the Administrative Agent and shall not be stayed as a whole or in part.

2.3           Conditions to each Borrowing.

Without limitation to Section 2.2 with respect to any Stage 2 Loans, no Lender shall be obligated to make any Loan hereunder on or after the Closing Date (including, for the avoidance of doubt, the initial extension of credit hereunder) unless each of the following conditions precedent is satisfied or provided for in a manner reasonably satisfactory to the Administrative Agent, or duly waived in writing in accordance with Section 13.2.

(a)           All representations and warranties in this Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent any representation or warranty is qualified by materiality, Material Adverse Effect or word of like import, in which case such representation or warranty shall be true and correct in all respects) as of the date such Loan is advanced to the Borrowers.

(b)           No Default or Event of Default shall have occurred and be continuing.

(c)           The average cost of U.S. Gulf Coast jet aviation fuel, as reported by Platts, over the thirty (30) days prior to the proposed date of such Loan, is not greater than $5.00 per gallon.

3.     REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrowers executing this Agreement, jointly and severally, make the following representations and warranties (on the Closing Date and on the date each loan is advanced to the Borrowers) to the Administrative Agent and each Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.  Each reference in this Article 3 to Disclosure Schedules shall mean the Disclosure Schedule delivered on the Closing Date, as such Schedules may be modified by delivery by the Borrowers of updated schedules to the Administrative Agent on or prior to the Stage 2 Closing Date, which updated schedules shall be acceptable to the Administrative Agent in its sole discretion to the extent any updated information provided on any such schedule, if not so scheduled, would reasonably be likely to have a Material Adverse Effect.

3.1           Corporate Existence; Compliance with Law.

Each Borrower (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule 3.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to the specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except to the extent permitted by the Bankruptcy Code or where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2           Executive Offices, Collateral Locations, FEIN.

Each Borrower’s name (as it appears in official filings in its state of incorporation or organization), state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the location of each Borrower’s chief executive office, principal place of business and location and the hangars, terminals, maintenance facilities, warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule 3.2, and none of such Collateral has been kept at any location other than the locations listed on Disclosure Schedule 3.2 within four (4) months preceding the Closing Date (or since its acquisition if less than four (4) months prior to the Closing Date). In addition, Disclosure Schedule 3.2 lists the federal employer identification number of each Borrower. Each Borrower has only one jurisdiction of existence, incorporation or organization, as applicable.

3.3           Corporate Power, Authorization, Enforceable Obligations.

Upon the entry by the Bankruptcy Court of the Orders, the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, or require any payment to be made under, any material lease, material agreement, material indebtedness or other material instrument entered into or assumed by such Person after the commencement of the Cases to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Administrative Agent for the benefit of the Lenders, pursuant to the Loan Documents and the Orders; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except (i) those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date and (ii) any consents, notices or approvals pursuant to the Federal Assignment of Claims Act of 1940 or any applicable state, county or municipal law restricting the assignment of any Accounts for which the Account Debtor is the United States government or a political subdivision thereof or any state, county or municipality or department, agency or instrumentality thereof. Each of the Loan Documents shall be duly executed and delivered by each Borrower and each such Loan Document shall constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms.

3.4           Financial Statements, Projections and Reports.

Except for the Projections, all Financial Statements concerning the Borrowers and their Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the consolidated financial position of the Borrowers and their Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(a)           Financial Statements. The following Financial Statements have been delivered on the Closing Date:

(i)            The audited consolidated balance sheet at March 31, 2008, of the Borrowers and their Subsidiaries and the related consolidated statements of operations, stockholders equity and other comprehensive income (loss) and for the Fiscal Year then ended, reported on by KPMG LLP.

(ii)           The unaudited consolidated balance sheet at June 30, 2008 of the Borrowers and their Subsidiaries and the related consolidated statements of operations and cash flows for the three (3) months then ended.

(b)           Projections. The Projections delivered to Lenders prior to the Closing Date have been prepared by the Borrowers and reflect projections for the period beginning on August 1, 2008 on a month-by-month basis at least through May 29, 2009. The Projections are based upon the same accounting principles (other than adjustments related to the impact of the Cases) as those used in the preparation of the financial statements described above and are based on assumptions believed by the Borrowers to be reasonable at the time such Projections were delivered in light of conditions and facts known to the Borrowers as of the date thereof (it being understood that projections by their nature are inherently uncertain, the Projections are not a guaranty of future performance, and actual results may differ materially from the Projections).

3.5           Material Adverse Effect; Burdensome Restrictions; Default.

Since March 31, 2008, (a) no Borrower has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or non ordinary course forward or long-term commitments that are material and are not reflected in the Projections delivered to Lenders prior to the Closing Date and that have not been approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code (to the extent such approval is required by section 363 of the Bankruptcy Code), (b) no contract, lease or other agreement or instrument has been entered into or assumed by any Borrower or has become binding upon any Borrower’s assets and no law or regulation applicable to any Borrower has been adopted that has or could reasonably be expected to have a Material Adverse Effect and (c) no Borrower is in default and to the best of the Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6           Ownership of Property; Real Estate; Liens.

(a)           Each Borrower warrants that it has good, marketable, legal and valid title to, or legal and valid leasehold interests in, all of its personal property constituting Collateral.

(b)           No Borrower owns any real property. The leases and other agreements listed in Disclosure Schedule 3.6 constitute all of the Material Real Estate Contracts. Each Borrower has valid and enforceable leasehold interests in all of its material leased real estate, excluding any leased Real Estate that is occupied on a month to month or “at will” basis. True, correct and complete copies of all Material Real Estate Contracts have been delivered to the Initial Lenders to the extent reasonably requested by the Initial Lenders (and not previously delivered to them). None of the properties and assets of any Borrower is subject to any Liens other than Permitted Liens.

3.7           Labor Matters.

Except as set forth on Disclosure Schedule 3.7: (a) no strikes, work stoppages or other material labor disputes exist, are pending, or to the knowledge of any Borrower, threatened, against any Borrower, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Borrower to such Borrower’s knowledge, comply with each federal, state, local or foreign law applicable to such matters except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect; (c) there is no organizing activity involving any Borrower pending or, to any Borrower’s knowledge, threatened by any labor union or group of employees, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect; (d) there are no representation proceedings pending or, to any Borrower’s knowledge, threatened with the National Mediation Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (e) there are no material complaints or charges against any Borrower pending or, to any Borrower’s knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower of any individual, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Disclosure Schedule 3.7 sets forth each domestic collective bargaining agreement to which any Borrower is a party or to which any Borrower is otherwise bound, and the Borrowers have delivered true and complete copies of all such agreements to Administrative Agent.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

Except as set forth in Disclosure Schedule 3.8, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Borrower (other than Frontier Holdings) is owned by each of the Stockholders, fully paid and non-assessable and in the amounts set forth in Disclosure Schedule 3.8. Except as set forth in Disclosure Schedule 3.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Borrower (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule 6.3).

3.9           Government Regulation.

No Borrower is or, after giving effect to the making of the Loans by Lenders to the Borrowers and the application of the proceeds thereof, will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940.

3.10         Margin Regulations.

No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.

3.11         Taxes.

(a)           Except as provided on Disclosure Schedule 3.11, all material federal, state, local, foreign and other tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority, all such returns, reports and statements are true and correct in all material respects and, subject to the automatic stay or their status as pre-petition claims, all Charges shown to be due and payable on such returns, reports and statements have been or will be timely paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Borrower from amounts paid to its respective employees for all periods in full and complete compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been or will be timely paid, subject to the automatic stay, to the respective Governmental Authorities. Except as provided on Disclosure Schedule 3.11 and other than pursuant to any lease to which it is a party, to each Borrower’s knowledge, none of the Borrowers and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) as a transferee.

(b)           No Borrower has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12         ERISA.

(a)           Disclosure Schedule 3.12(a) lists as of the Closing Date all Pension Plans and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to the Administrative Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC and to the knowledge of any Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Except for noncompliance to the extent permitted under the Bankruptcy Code, each Plan is in compliance in all material respects both with its terms and with the applicable provisions of ERISA and the IRC. Each Borrower and all ERISA Affiliates have made all contributions and paid all amounts due as required under the terms of the Plan or by either Section 412, 430, 431 or 432 of the IRC or Section 302, 303, 304 or 305 of ERISA prior to the date of commencement of the Cases.

(b)           None of the Borrowers nor any ERISA Affiliate, nor any predecessor of any such Person sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to a Title IV Plan, or otherwise has or in the past has had any liability or obligation with respect of a Title IV Plan that can be enforced against the Borrower or any ERISA affiliate.  Except as set forth in Disclosure Schedule 3.12(b) or which would reasonably be expected not to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) there are no pending, or to the knowledge of any Borrower, threatened, material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any fiduciary or sponsor thereof or any Borrower with respect to any Plan; and (iii) except in the case of any ESOP, Stock of all Borrowers and their ERISA Affiliates makes up, in the aggregate, no more than 10% of the fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan.

(c)           With respect to any Multiemployer Plan, (i) as of the date of this Agreement, neither any Borrower nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal” (as respectively defined in Sections 4203 and 4205 of ERISA), (ii) as of the date of this Agreement, no event has occurred that presents a material risk of a partial withdrawal other than in connection with the commencement of the Cases, (iii) neither any Borrower nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and, to the knowledge of any Borrower, no circumstances exist that present a material risk that any such Multiemployer Plan will go into reorganization, and (iv) as of the date of this Agreement and as of any date that a Loan is made, neither any Borrower nor any ERISA Affiliate would incur withdrawal liability in excess of $1,000,000 in the aggregate if a complete withdrawal by the Borrowers and the ERISA Affiliates occurred under each Multiemployer Plan as of such date.  No Multiemployer Plan has incurred an accumulated funding deficiency, whether or not waived that could reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to have a Material Adverse Effect, no Multiemployer Plan is, or is reasonably expected to be, in “endangered status” or “critical status” within the meaning of Section 432 of the IRC.

3.13         No Litigation.

Other than the Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that, individually or in the aggregate, (a) challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder or (b) could reasonably be expected to have a Material Adverse Effect.

3.14         Intellectual Property.

Each Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each U.S. registered Patent, U.S. registered Trademark, U.S. registered Copyright and U.S. License in effect is listed, together with application or registration numbers, as applicable, in Disclosure Schedule 3.14. To the knowledge of any Borrower, each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule 3.14, no Borrower is aware of any infringement claim by any other Person with respect to any material Intellectual Property.

3.15         Full Disclosure.

No information contained in this Agreement, any of the other Loan Documents, Financial Statements or other written reports from time to time prepared by any Borrower and delivered hereunder or any written statement prepared by any Borrower and furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to the terms of this Agreement (other than any Projections) contains or will contain, when taken as a whole, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made and as of the date when made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which the Borrowers believed at the time of delivery to be reasonable in light of the conditions and facts known to any Borrower as of such delivery date (it being understood that projections by their nature are inherently uncertain, such Projections are not a guaranty of future performance and actual results may differ materially from those set forth in such Projections).

3.16         Environmental Matters.

(a)           Except as set forth in Disclosure Schedule 3.16 or for any matter for which notice has been given under Section 5.7, and except for any matter that would not reasonably be expected to result in any Borrower incurring Environmental Liabilities in excess of $250,000 individually or $1,000,000 in the aggregate prior to the Maturity Date: (i) no Borrower has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its owned or material leased real estate (the “Real Estate”); (ii) the Borrowers are and have been in material compliance with all Environmental Laws; (iii) the Borrowers have obtained, and are in material compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, which compliance includes obtaining, maintaining and complying with required Environmental Permits and all such Environmental Permits are valid, uncontested and in good standing; (iv) there are no existing circumstances or conditions, including any Releases of Hazardous Materials, which is reasonably likely to result in a material Environmental Liability; (v) there is no unstayed Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any Borrower; (vi) no notice has been received by any Borrower alleging that any Borrower has any material Environmental Liability; and (vii) the Borrowers have provided to the Administrative Agent material written information pertaining to any Environmental Liabilities of any Borrower.

(b)           Each Borrower hereby acknowledges and agrees that the Administrative Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Borrower’s affairs so as to subject the Administrative Agent to any liability under Environmental Laws, including CERCLA, and (ii) does not have the capacity through the provisions of the Loan Documents to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

(c)           None of the items set forth on Disclosure Schedule 3.16 either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

3.17         Insurance.

Disclosure Schedule 3.17 sets forth a list that is correct and complete in all material respects that lists the name of insurer, coverage, policy number and term of each insurance policy (collectively, the “Policies”) to which any of the Borrowers is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire and casualty, professional liability, public and product liability, workers’ compensation, extended coverage, business interruption, directors’ and officers’ liability insurance and other forms of insurance provided to any of the Borrowers in connection with their respective businesses.  All Postpetition premiums required to be paid with respect to the Policies covering all periods up to and including the Closing Date have been paid.  Except as set forth on Disclosure Schedule 3.17 hereto, all such Policies are in full force and effect.  Except as set forth on Disclosure Schedule 3.17 hereto, none of the Borrowers has received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy.  With respect to its directors’ and officers’ liability insurance policies, none of the Borrowers has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such Policies so as to jeopardize full recovery under such Policies.  Except as set forth on Disclosure Schedule 3.17 hereto, none of the Borrowers have any claims pending under the Policies in a stated amount in excess of $5,000,000.

3.18         Use of Proceeds.

The proceeds of the Loans are being used by the Borrowers for the purposes specified in Section 1.4.

3.19         Deposit.

Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Borrower maintains deposit or other accounts in the United States, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held and the complete account number therefor.

3.20         Compliance With Industry Standards.

Each Borrower maintains its Books and Records, aircraft, engines, spare parts and other assets and properties that are used in the conduct of its business in compliance in all material respects with applicable law, including but not limited to all rules, regulations and standards of the FAA or any other applicable Aviation Authority.

3.21         Secured, Super-Priority Obligations.

(a)           On and after the Closing Date, the provisions of the Loan Documents and the Orders are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Orders) in all right, title and interest of each Borrower in the Collateral, enforceable against each Borrower that owns an interest in such Collateral, except to the extent the perfection of such lien would require the recording of a memorandum of lease or a leasehold mortgage in the applicable real estate records.

(b)           Pursuant to subsections 364(c)(2) and (3) of the Bankruptcy Code and the Orders, all amounts owing by the Borrowers under the Loan will be secured by a first priority perfected Lien on the Collateral, subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Closing Date and listed on Disclosure Schedule 3.21, (ii) valid liens in existence on the Closing Date to the extent perfected subsequent to such date as permitted by Section 546(b) of the Bankruptcy Code and listed on Disclosure Schedule 3.21, (iii) the Carve-Out and (iv) Permitted Liens permitted pursuant to Section 6.7(a), 6.7(c), 6.7(e), 6.7(f), 6.7(g), 6.7(h), 6.7(i), 6.7(j), 6.7(k), 6.7(m), 6.7(n) or 6.7(o).

(c)           Pursuant to section 364(c)(1) of the Bankruptcy Code and the Orders, all obligations of the Borrowers at all times will constitute allowed Super-Priority Claims in each of the Cases having priority over all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, subject only to the Carve Out and the First Data Claim (which claim shall be pari passu or junior to the Obligations in favor of Administrative Agent).

(d)           The Orders and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed, in each case, without the prior written consent of the Administrative Agent.

3.22         Certificated Air Carrier.

Each Air Carrier is a Certificated Air Carrier and possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions and consents that are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted (the “Permits”). Each Air Carrier is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49. Neither the DOT nor FAA nor any other Aviation Authority has taken any action or proposed or, to such Air Carrier’s knowledge, threatened to take any action, to amend, modify, suspend, revoke, terminate, cancel, or otherwise affect such Permits, in each case, in a materially adverse manner.

3.23         Slots and Gate Interests.

Subject to transfers, exchanges and other dispositions permitted by this Agreement, Borrowers are utilizing, or causing to be utilized, in all material respects, the Slots and Gate Interests as required by the applicable Governmental Authority including each applicable Airport Authority.  Other than with respect to Slots at New York LaGuardia Airport and except as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Borrowers has received any notice from any Governmental Authority, including any Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use Gate Interests or Slots.  With respect to Slots at New York LaGuardia Airport, none of the Companies has received any notice from any Governmental Entity, including any Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its right to hold and use such Slots.  Each Borrower’s Slots are described on Disclosure Schedule 3.23.

3.24         Section 1110 Assets.

Each Borrower’s Section 1110 Assets are described on Disclosure Schedule 3.24.

3.25         Patriot Act.

To the extent applicable, each Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA

Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.26         Cross Collateralization.

Except as set forth on Schedule 3.26, no model A319 or A320 Subject Aircraft secures any purchase money Indebtedness of the Borrowers with respect to, or Indebtedness for borrowed money of the Borrowers secured by, any model A318 Subject Aircraft or any aircraft lease obligations of the Borrowers

4.     FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.

The Borrowers hereby agree that from and after the Closing Date and until the Termination Date, they shall deliver to the Administrative Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.

4.2           Communication with Accountants.

Each Borrower authorizes (a) the Administrative Agent and the Initial Lenders and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate, with prior notice to the Borrower Agent and the Borrowers’ opportunity to be present, directly with its independent registered public accountants and authorizes and shall instruct those accountants to communicate to the Administrative Agent and such Lender, with notice to the Borrower Agent, information relating to any Borrower with respect to the business, results of operations and financial condition of any Borrower as the Administrative Agent or such Lender shall reasonably request.

5.     AFFIRMATIVE COVENANTS

Each Borrower agrees that from and after the Closing Date and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business.

Except as otherwise required by the Bankruptcy Code, each Borrower shall (a) except as otherwise permitted by Section 6.1 or Section 6.8, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business, and its material rights and franchises entered into or assumed after the commencement of the Cases, and (b) at all times maintain, preserve and protect all of its assets and properties (including all Collateral) used or useful and necessary in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices except as otherwise permitted in the applicable Loan Documents.

5.2           Payment of Taxes.

(a)           Unless payment thereof is precluded by the Cases and subject to Section 5.2(b), each Borrower shall pay and discharge or cause to be paid and discharged promptly all Taxes arising after the Petition Date payable by it, including Taxes imposed upon it, its income and profits, or any of its operations, its property (real, personal or mixed) and all Taxes with respect to tax, social security and unemployment withholding with respect to its employees, before any thereof shall become past due, except in each case, where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $500,000.

(b)           Each Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, Taxes and claims (except where the failure to pay or discharge such Charges would not result in aggregate liabilities or Liens in excess of $500,000); (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Borrower shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses and shall deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 5.2(b) are no longer met.

(c)           Notwithstanding the foregoing, this Section 5.2 shall not be construed to require any Borrower to pay any obligation arising under any agreement with respect to Section 1110 Assets unless such Borrower is authorized by the Bankruptcy Court to make such payment.

5.3           Books and Records.

Each Borrower shall keep adequate Books and Records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements referred to in Section 3.4(a).

5.4           Insurance.

The Borrowers shall, at their sole cost and expense, maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrowers (except with respect to health, medical and workers compensation self-insurance), insurance or reinsurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies of a same or similar size engaged in the same or similar business, of such types and in such amounts (giving effect to health, medical and workers compensation self insurance) as are customarily carried under similar circumstances by such other companies (including, without limitation, casualty insurance or reinsurance on its aircraft as required by any security agreement or lease relating thereto or as may otherwise be required under any Section 1110 Agreements). Such policies of insurance as in effect on the Closing Date are described, collectively, in Disclosure Schedule 3.17. Except to the extent that doing so would cause a default under, or otherwise breach or contravene, any existing agreement to which any Borrower is party, Borrowers shall use commercially reasonable efforts to (i) name Administrative Agent, on behalf of Lenders as an additional insured, as its interests may appear, on each such policy of insurance and (ii) have each casualty insurance policy contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of the Lenders as the loss payee thereunder and provides for at least thirty days prior written notice to Administrative Agent of any modification or cancellation of such policy.

5.5           Compliance with Laws.

Except as otherwise permitted by the Bankruptcy Code, each Borrower shall comply with all federal, state, local and foreign laws and regulations applicable to it, including labor laws, and Environmental Laws and Environmental Permits, and laws and regulations of any Aviation Authority applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (including, without limitation, as a result of the loss of any material Permit).

5.6           Intellectual Property.

Subject to Section 6.8(g), each Borrower shall own or have rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it. Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect at all times all material registered Patents, Trademarks, trade names, Copyrights and service marks necessary in the conduct of its business. Each Borrower shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

5.7           Environmental Matters.

Except as otherwise required by the Bankruptcy Code, each Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary to comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify the Administrative Agent promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in any Borrower incurring Environmental Liabilities in excess of $250,000 individually or $1,000,000 in the aggregate in a Fiscal Year; and (d) promptly forward to the Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in any Borrower incurring Environmental Liabilities in excess of $250,000 individually or $1,000,000 in the aggregate in a Fiscal Year. If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Borrower shall, upon the Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Borrowers’ expense, as the Administrative Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) permit the Administrative Agent or their representatives to have access to all Real Estate (subject, in the case of leased Real Estate, to the terms of the applicable lease or other agreement which governs rights of access to leased Real Estate) for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater; provided, that the Administrative Agent shall use commercially reasonable efforts to cause such audits or testing to be conducted in a manner that does not unreasonably interfere with the operations of the relevant Borrower. Borrower shall reimburse the Administrative Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.8           Further Assurances.

Subject to Section 5.9(b), each Borrower agrees that it shall, at such Borrower’s expense and upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or reasonably requested by Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.9           Additional Collateral Documents.

(a)           To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property, other than real estate and interests in real estate that are not owned Real Estate), the Borrowers agree to do promptly each of the following, unless otherwise agreed by the Administrative Agent:

(i)            deliver to the Administrative Agent such duly executed supplements and amendments to this Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent

reasonably deems necessary in order to ensure that each Subsidiary of a Borrower is a Borrower hereunder;

(ii)           deliver to the Administrative Agent such duly executed supplements and amendments to any of the Collateral Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary in order to (A) effectively grant to the Administrative Agent for the benefit of the Lenders, a valid, perfected and enforceable security interest in all assets, personal property or property interests that constitute Collateral owned by any Borrower and (B) effectively grant to the Administrative Agent for the benefit of the Lenders, a valid, perfected and enforceable security interest in all Stock and debt Securities of any Borrower (other than Frontier Holdings) and each direct Subsidiary of each Borrower;

(iii)          deliver to the Administrative Agent all certificates, instruments and other documents representing all Collateral required to be pledged and delivered under the Collateral Documents and all other Stock and other debt Securities being pledged pursuant to the joinders, amendments and supplements executed pursuant to clause (ii) above;

(iv)          if any Borrower discovers that it owns any fee simple interest in real estate, then within thirty (30) days of such discovery, execute and deliver to the Administrative Agent, a mortgage granting the Administrative Agent for the benefit of the Lenders a valid, perfected and enforceable first priority Lien on such real estate and, if reasonably required by the Administrative Agent, as soon as reasonably practicable but in any case within sixty (60) days of such discovery, environmental audits, mortgage title insurance policy, real property survey, local counsel opinion(s), supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(v)           upon any aircraft, engines or spare parts of any Borrower becoming free and clear of liens, and otherwise ceasing to constitute Excluded Collateral, deliver to the Administrative Agent a mortgage with respect to such aircraft, engines or spare parts as applicable, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          to take such other actions as the Administrative Agent reasonably deems necessary to ensure the validity or continuing validity of the obligations of all existing and future Borrowers pursuant to clause (i) above or to create, maintain, perfect or protect the security interest required to be granted pursuant to clause (ii) above, including the filing of financing statements or other recordations in such jurisdictions as may be required by the Collateral Documents, the Code, the DOT, the FAA or applicable law, or as may be reasonably requested by the Administrative Agent; and

(vii)         if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above in connection with the addition of any Borrower or Collateral acquired after the Closing Date, which opinions shall be in form and substance consistent with those delivered on the Closing Date and from counsel reasonably satisfactory to the Administrative Agent.

(b)           Notwithstanding the foregoing, (i) the Administrative Agent shall not take any security interest in or require any actions to be taken with respect to (A) prior to the occurrence of an Event of Default, those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such security interest or taking such action are excessive in relation to the benefit to the Administrative Agent and the Lenders afforded thereby and (B) any property to the extent that the granting of such a security interest would constitute a breach or violation of a valid and effective restriction in place as of the Closing Date in favor of a third party (including, without limitation, mandatory consent rights; and the parties agree that the Administrative Agent shall not require any action to be taken with respect to such consent rights), that would result in the termination of any Borrower’s interest in such property or give rise to any indemnification obligations or any rights to terminate or commence the exercise of remedies under such restrictions but only to the extent and for so long as such restriction is not terminated or rendered unenforceable or otherwise rendered ineffective by any applicable law, and (ii) Liens required to be granted and actions required to be taken pursuant to this Section 5.9 shall all be subject to exceptions and limitations (including Liens permitted pursuant to Section 6.7) consistent with those set forth herein as in effect on the Closing Date and (iii) the Administrative Agent shall not require any Borrower to record any leasehold mortgage or similar instruments with respect to any leased real property. Nothing in this Section 5.9(b) shall obligate the Administrative Agent or any Lender to release its Lien on any Collateral.

5.10         Labor Contracts.

On or before November 15, 2008, the Borrowers shall deliver to the Administrative Agent new or revised collective bargaining agreements or amendments thereto (or otherwise demonstrate that such new or amended agreements will be effective in the near term) containing concessions materially consistent with labor cost reductions reflected in the Projections or have otherwise obtained labor cost savings reasonably projected to be consistent therewith, and otherwise on terms (including as to the expiration thereof) reasonably satisfactory to the Administrative Agent with respect to the following groups: (A) Frontier Airlines Pilots Association and (B) Teamsters Airline Division representing the Aircraft Technicians, Ground Service Equipment Technicians and Tool Room Attendants.

5.11         Slot Utilization.

Subject to transfers, exchanges and other dispositions permitted by this Agreement, each Air Carrier will utilize (or arrange for utilization by leasing or exchanging Slots with other air carriers) the Slots in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the Slots, taking into account any waivers or other relief granted to any Borrower by the, any other applicable Governmental Authority or any Airport Authority.

5.12         ERISA/Labor Matters.

The Borrowers shall furnish the Administrative Agent (with sufficient copies for each of Lenders) each of the following:

(a)           promptly and in any event within ten (10) days after any Borrower, any Subsidiary of the Borrowers or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Multiemployer Plan, a written statement of an officer of any Borrower describing such waiver request and the action, if any, such Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(b)           promptly and in any event within three (3) days after any Borrower, any Subsidiary of the Borrowers or any ERISA Affiliate receives any adverse communication from a Governmental Authority that could result in an increase to or accelerate the payment of any liability with respect to a Pension Plan, a copy of such notice;

(c)           simultaneously with the date that any Borrower (i) commences or terminates negotiations with any collective bargaining agent for the purpose of materially changing any collective bargaining agreement; (ii) reaches an agreement with any collective bargaining agent prior to ratification for the purpose of materially changing any collective bargaining agreement; (iii) ratifies any agreement reached with a collective bargaining agent for the purpose of materially changing any collective bargaining agreement; or (iv) becomes subject to a “cooling off period” under the auspices of the National Mediation Board, notification of the commencement or termination of such negotiations, a copy of such agreement or notice of such ratification or a “cooling off period,” as the case may be;

(d)           promptly and in any event within five (5) business days after any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement describing such ERISA Event and the action, if any, that such Borrower or ERISA Affiliate has taken and proposes to take with respect thereto and, on the date any records, documents or other information must be furnished to the PBGC or other applicable Governmental Authority with respect to such ERISA Event, a copy of such records, documents and information; and

(e)           promptly and in any event within five (5) business days after receipt thereof by any Borrower or any ERISA Affiliate from a sponsor of a Multiemployer Plan, copies of each notice concerning (i)(A) the imposition of withdrawal liability by such Multiemployer Plan or (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan and (ii) the amount of liability incurred or that may be incurred by any Borrower or any ERISA Affiliate in connection with any event described in clause (i).

5.13         Maintenance of Liens and Collateral.

Each Borrower, subject to Section 5.9, shall do or cause to be done all things necessary to preserve and keep in full force and effect at all times the Liens securing the Obligations as provided in the Loan Documents.

5.14         Use of Proceeds.

The proceeds of the Loans will be used by the Borrowers for the purposes specified in Section 1.4.

5.15         Cash Management Systems.

Each Borrower will establish and will maintain until the Termination Date, the Cash Management Systems as described in Annex B (the “Cash Management Systems”).

5.16         Access.

Each Borrower shall provide the Administrative Agent access to its properties and to the Collateral in accordance with Section 1.10.

5.17         Fuel Hedging.

The Borrowers shall investigate in good faith and, to the extent deemed appropriate in Borrowers’ commercially reasonable judgment, pursue opportunities to hedge the risks associated with fluctuations in jet fuel prices, including without limitation swap and option contracts for West Texas Intermediate Crude Oil, Gulf Coast Jet A fuel and “crack spread” contracts.  Borrowers shall, upon reasonable request of the Administrative Agent and subject to any applicable confidentiality agreement, provide to the Administrative Agent reasonably detailed reports or other information relating to its current or contemplated hedging activity and the progress of its investigation into hedging alternatives.

5.18         Liquidity Initiatives.

The Borrowers shall use commercially reasonable efforts to sell or otherwise dispose of no fewer than five (5) A319 aircraft on a time frame materially consistent with the Projections, including, to the extent that the aircraft disposition transactions that are the subject of motions filed with the Bankuptcy Court and presently scheduled for hearing on August 5, 2008 are not consummated, using commercially reasonable efforts, as soon as reasonably practicable under the circumstances and consistent with maximizing the net proceeds from the sales or dispositions of such aircraft, to identify and consummate alternative disposition transactions with respect to such five (5) A319 aircraft.

6.     NEGATIVE COVENANTS

Each Borrower agrees that from and after the Closing Date until the Termination Date:

6.1           Mergers.

No Borrower shall directly or indirectly, by operation of law or otherwise, merge or consolidate with any Person or (other than investments permitted by Section 6.2) acquire Stock of any Person.

6.2           Investments.

Except as otherwise expressly permitted by this Section 6.2, no Borrower shall make or permit to exist any Investment except (without duplication):

(a)           each Borrower may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(b)           each Borrower may maintain its existing investments in its Subsidiaries as of the Closing Date summarized on Disclosure Schedule 3.8 or 6.2;

(c)           each Borrower may make investments, subject to Section 5.15, in Permitted Investments;

(d)           each Borrower may maintain its Investments existing as of the Closing Date summarized on Disclosure Schedule 6.2;

(e)           Investments may be made by any Borrower in any other Borrower;

(f)            each Borrower may make Investments consisting of (i) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (iii) fuel hedges and other derivatives contracts, in each case, to the extent that such agreement or contract is permitted by Section 6.3 and Section 6.15 and entered into in the ordinary course of business and not for speculation;

(g)           Investments in fuel consortia in the ordinary course of business consistent with past practice and consistent with industry practice; and

(h)           the Borrowers may make other Investments in an aggregate amount outstanding at any one time not to exceed $2,500,000 for all Investments made pursuant to this clause (h).

6.3           Indebtedness.

(a)           Subject to clause (b) below, no Borrower shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i)            Indebtedness secured by purchase money security interests and Capital Leases (including in the form of sale-leaseback, synthetic lease or similar transactions or created in connection with the restructuring of any lease or financing of

Section 1110 Assets which existed on the Closing Date) to the extent such Indebtedness was incurred in connection with the restructuring of existing leases as provided in the parenthetical above or finances the acquisition or construction of aircraft, equipment and real estate, in each case, consistent in all material respects with the Projections; provided, that the amount of such Indebtedness does not exceed 100% of the purchase price or construction cost (including any capitalized interest and issuance fees) of the subject asset;

(ii)           the Loans and the other Obligations;

(iii)          Indebtedness existing as of the Closing Date described in Disclosure Schedule 6.3 (including, for the avoidance of doubt, Indebtedness that may be incurred from time to time under revolving lines of credit referred to on Disclosure Schedule 6.3);

(iv)          Indebtedness consisting of intercompany loans and advances made among the Borrowers, provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien in favor of Administrative Agent and (ii) all such Indebtedness shall be unsecured;

(v)           Indebtedness owed to any Lender (or any of its affiliates) or any other Person in connection with Investments permitted under Section 6.2(f);

(vi)          Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds (but subject to compliance with Section 5.15);

(vii)         (i) Indebtedness to credit card processors in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices and (ii) the First Data Claim (which claim shall be pari passu or junior to the Obligations);

(viii)        Indebtedness in respect of letters of credit, surety and appeal bonds in an aggregate outstanding amount not to exceed $2,500,000;

(ix)           Indebtedness constituting a Permitted Refinancing of Indebtedness referred to in clauses (i) or (iii) above;

(x)            unsecured Indebtedness (including letters of credit) incurred subsequent to the Closing Date to provide credit support for (x) obligations arising in the ordinary course of business and consistent with past practices in connection with credit card processing services and (y) the Indebtedness described in clause (vi) above;

(xi)           Indebtedness secured solely by the Subject Aircraft;

(xii)          other unsecured Indebtedness incurred subsequent to the Closing Date in an aggregate amount not to exceed $2,500,000 outstanding at any time;

(xiii)         to the extent such Indebtedness is Guaranteed Indebtedness, Indebtedness permitted by Section 6.6; and

(xiv)        Indebtedness financing the making of deposits or predelivery payments in connection with the acquisition of aircraft, engines and spare parts, in each case to the extent such acquisition is consistent with the Projections that is expected to be financed with Indebtedness permitted pursuant to Section 6.3(a)(i).

(b)           Notwithstanding the foregoing, under no circumstance shall Lynx create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness existing on the Closing Date and described on Disclosure Schedule 6.3, (ii) unsecured Indebtedness at all times less than $250,000 in the aggregate outstanding, (iii) Indebtedness described in Section 6.3(a)(i) with respect to aircraft, engines and spare parts, (iv) Indebtedness described in Section 6.3(a)(iv) owing to Holdings, (v) Indebtedness constituting a Permitted Refinancing of Indebtedness referred to in clauses (i) or (iii) above, (vi) Indebtedness described in clause (a)(ii) and (vii) Indebtedness arising in the ordinary course of business consistent with past practices.

(c)           No Borrower shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount in respect of any Postpetition Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Lien permitted under Section 6.7 if the asset securing such Indebtedness on a first-priority basis has been sold or otherwise disposed of in accordance with Section 6.8; (iii) Indebtedness subject to any Permitted Refinancing; (iv) other Indebtedness not in excess of $1,000,000; (v) Indebtedness incurred subsequent to the Closing Date permitted under Section 6.3(a) (other than Indebtedness permitted under Section 6.3(a)(iii) or any Permitted Refinancing thereof); and (vi) as otherwise permitted in Section 6.12.

6.4           Affiliate Transactions.

None of the Borrowers will sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the other Borrowers), except transactions (a) at prices and on terms and conditions no less favorable to such Borrower than could be obtained on an arm’s length basis from unrelated third parties and (b) any dividends, other distributions or payments permitted by Section 6.12.

6.5           Capital Structure and Business.

No Borrower shall amend its charter or bylaws in a manner that would adversely affect the Administrative Agent or Lenders, or such Borrower’s duty or ability to repay the Obligations. No Borrower shall engage in any business other than the businesses currently engaged in by it and businesses that are reasonably related thereto. No Borrower shall make any changes to its equity capital structure as in existence on the Closing Date.

6.6           Guaranteed Indebtedness.

No Borrower shall create, incur, assume or permit to exist any Guaranteed Indebtedness, except (without duplication) (a) by endorsement of instruments or items of payment for deposit to the general account of any Borrower in the ordinary course of business, (b) Guaranteed Indebtedness incurred for the benefit of any other Borrower if the primary obligation is expressly permitted by this Agreement, (c) Guaranteed Indebtedness to the extent constituting Indebtedness permitted by Section 6.3 and (d) to the extent existing on the Closing Date as set forth in Disclosure Schedule 6.3.

6.7           Liens.

No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to the Collateral or any of its other properties or assets (whether now owned or hereafter acquired), except for:

(a)           Permitted Encumbrances;

(b)           Liens in existence as of the Closing Date and summarized on Disclosure Schedule 6.7;

(c)           Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness, in each case, permitted in Section 6.3(a)(i); provided, that (A) such Liens attach only to the assets (including related leases and subleases thereof and other assets integral to the use thereof including security deposits from any sublessee collaterally assigned for the benefit of lessors) subject to such purchase money debt, (B) such Indebtedness is incurred within one hundred eighty (180) days following such purchase and does not exceed 100% of the purchase price of the subject assets and (C) either (x) such Indebtedness does not exceed $1,000,000 in the aggregate outstanding at any time or (y) such Liens are created in connection with purchase money Indebtedness financing for the acquisition of aircraft, engines, spare parts and related equipment, and such acquisition is consistent with the Projections;

(d)           Liens securing Indebtedness permitted by Section 6.3(a)(vi);

(e)           Liens on the Excluded Accounts and amounts on deposit therein in favor of the beneficiaries of the amounts on deposit therein to the extent such Liens secure obligations owed to such beneficiaries and such obligations are otherwise permitted pursuant this Agreement;

(f)            any interest or title of a licensor, lessor or sublessor granted to others, but only to the extent permitted by any of the Collateral Documents;

(g)           customary banker’s Liens on the Exempt Accounts and amounts on deposit therein in favor of the depositary institutions where such Exempt Accounts are maintained to secure fees, overdrafts, returned checks, similar obligations;

(h)           (i) Liens in respect of rights of setoff, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices and (ii) Liens securing obligations owed to First Data as described in the First Data Order;

(i)            Liens on cash deposits securing obligations referred to in Section 6.3(a)(viii) that do not constitute Collateral in an aggregate amount not in excess of $2,500,000;

(j)            Liens on cash deposits pledged as collateral for Indebtedness permitted under Section 6.3(a)(v) in connection with Investments permitted under Section 6.2(f);

(k)           Liens securing a Permitted Refinancing of Indebtedness, to the extent such Indebtedness being refinanced was originally secured in accordance with this Section 6.7; provided that such Lien does not attach to any additional property or assets of Borrower or any Subsidiary;

(l)            Liens securing the Loans and the other Obligations;

(m)          Liens created after the Closing Date in connection with operating Leases; provided, that, such Liens attach only to the assets subject to such Lease (including any sublease thereof, other assets integral to the use thereof and security deposits from any sublessee collaterally assigned for the benefit of lessors);

(n)           other Liens so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed, in the aggregate, $500,000; and

(o)           Liens securing Indebtedness permitted by Section 6.3(a)(xiv), to the extent such lien is solely with respect to the aircraft, engines or spare parts to be purchased and the purchase contract relating thereto.

6.8           Sale of Stock and Assets.

No Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts (any such disposition being an “Asset Sale”), other than the following (without duplication):

(a)           sales and other dispositions of assets in the ordinary course of business, swaps, exchanges, interchange or pooling of assets, in the ordinary course of business ;

(b)           sales or dispositions of surplus, obsolete, negligible or uneconomical assets no longer used in the business of Borrowers;

(c)           sales or dispositions of Permitted Investments for cash or in exchange for Permitted Investments (including, for the avoidance of doubt, the sale of auction rate securities);

(d)           dispositions of Section 1110 Assets (consisting of the return thereof to the party that had provided financing therefor); provided, that such dispositions, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(e)           sales or dispositions of Inventory in the ordinary course of business;

(f)            sales or dispositions of other assets in arm’s length transactions at fair market value in an aggregate amount not to exceed $2,500,000 in the aggregate in any Fiscal Year;

(g)           (i) sale, disposition, exchange or abandonment of Intellectual Property; provided, that such abandonment is (A) in the ordinary course of business consistent with past practices and (B) with respect to Intellectual Property that is not material to the business of the Borrowers and (ii) licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practices;

(h)           sale, disposition, exchange, lease or abandonment of Slots (other than the sale, disposition, lease or abandonment (but not exchange) of Slots at New York LaGuardia Airport); provided that such sale, disposition, exchange or abandonment could not reasonably be expected to result in a Material Adverse Effect;

(i)            sale-leaseback, synthetic lease or similar transactions to the extent not prohibited by Section 6.11;

(j)            the disposition of leasehold or similar interests in Real Estate that is not owned Real Estate (including Gate Interests), including through assignment, sublease or lease termination or rejection, as a whole or in part, or the return, surrender, exchange or abandonment of any property subject thereto to the extent any such disposition individually or all such dispositions in the aggregate could not reasonably be expected to result in a Material Adverse Effect;

(k)           rejection of executory contracts in accordance with an order of the Bankruptcy Court to the extent such rejections, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(l)            sale or disposition of Subject Assets, so long such sale is consistent in all material respects with the Projections;

(m)          dispositions of assets by, or any of the Stock of, Lynx; provided that the proceeds of such sale are applied as required by Section 1.2(b);

provided further that (i) except for the sale of assets by, or any of the Stock of, Lynx as permitted by clause (m) above, nothing herein shall permit the disposition of any material asset owned by Lynx and used by it in the ordinary course of business other than (A) the sale of Subject Assets consisting of spare parts pursuant to Section 6.8(l), (B) sales in the ordinary course of business to the extent otherwise permitted hereunder, (C) sales of rotables to the extent not generating cash proceeds in excess of $25,000 in any month and (D) other sales of assets with a value not to exceed $250,000; it being understood that except for the sale of assets by, or any of the Stock of,

Lynx in each case as permitted in clause (m) above, Lynx shall not be permitted to sell or dispose of aircraft, engines, order positions, operating certificates or, to the extent the cash proceeds thereof exceed $25,000 in any month, rotables and (ii) nothing herein shall permit the disposition of any Slots other than as specifically provided for in clause (h) above or Subject Aircraft other than as specifically provided for in clause (l) above.

6.9        Financial Covenants.

The Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.10      Hazardous Materials.

No Borrower shall cause or knowingly permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than in the case of each of clauses (a) and (b), such violations, Releases or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.11      Sale-Leasebacks.

No Borrower shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its Gate Interests or Slots or owned assets (including without limitation, any aircraft), except (i) any sale-leaseback, synthetic lease or similar transaction permitted by Section 6.3(a)(i), (ii) any sale-leaseback, synthetic lease or similar transaction involving Section 1110 Assets or Subject Assets and (iii) any sale-leaseback or similar transaction of any owned asset that constitutes a fixture on, or that is used primarily in the operation of, leased Real Estate, to the extent that such sale-leaseback occurs in connection with an assignment or rejection of the lease of such Real Estate followed by a lease-back of all or a portion of such Real Estate.

6.12      Restricted Payments.

No Borrower shall make any Restricted Payment, except (a) payments of principal of and interest on intercompany loans and advances between the Borrowers to the extent permitted by Section 6.3, and (b) dividends and distributions by Frontier to Frontier Holdings.

6.13      Change of Corporate Name or Location; Change of Fiscal Year.

No Borrower shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office or principal place of business, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least thirty (30) days prior written notice to the Administrative Agent; provided, that in the case of clauses (b) or (e), any such new location shall be in the continental United States. No Borrower shall change its Fiscal Year.

6.14      Limitation on Negative Pledge Clauses.

No Borrower will enter into any agreement (other than the Loan Documents) with any Person which prohibits or limits the ability of such Borrower to create, incur, assume or suffer to exist any Lien securing the Obligations upon any of its properties, assets or revenues, whether now owned or hereafter acquired, other than agreements that contain (a) prohibitions or limitations existing on the Closing Date and listed on Disclosure Schedule 6.14, and any extension or renewal thereof on terms no less favorable to the Borrowers, (b) prohibitions set forth in the Loan Documents, (c) prohibitions or restrictions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement if such restriction or condition applies only to property secured or financed by such Indebtedness or other obligations and (d) restrictions prohibiting Liens contained in agreements relating to the use and occupancy of airport premises and facilities, operating leases, Capital Leases or Licenses with respect to properties subject thereto and interests created therein.

6.15      No Speculative Transactions.

No Borrower shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge in the ordinary course of business.

6.16      Real Estate Purchases and Leases.

No Borrower shall purchase a fee simple ownership interest in real estate. No Borrower shall modify, amend, extend, cancel, terminate or otherwise change in any materially adverse manner any term, covenant or condition of any Material Real Estate Contract unless such modification, amendment, extension, cancellation, termination or other change, or such new lease, sublease, usufruct, use agreement or other occupancy or facility agreement could not reasonably be expected to have a Material Adverse Effect. Nothing contained in this Section 6.16 shall be deemed to restrict any Borrower’s ability to reject any agreement for leased real property, in accordance with Section 6.8(j).

6.17      Subsidiaries.

No Borrower shall organize or invest in any new Subsidiary.

6.18      Material Contracts.

Except to the extent otherwise permitted by this Article 6, no Borrower shall enter into or assume any contract after the Closing Date that would result in an obligation (whether contingent or otherwise) of such Borrower in excess of $5,000,000 without the prior written consent of Administrative Agent except to the extent consistent in all material respects with the Projections and except for Permitted Prepetition Payments.

7.     TERM

7.1        Termination.

The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2        Survival of Obligations Upon Termination of Financing Arrangements.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of the Administrative Agent and the Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of the Administrative Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Article 13, the payment obligations under Sections 1.11 and 1.12, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1        Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           The Borrowers (i) fail to make any payment of principal of the Loans or interest in respect thereof when due and payable, or (ii) fail to make any payment of any other Obligations not covered in clause (i) above within three (3) Business Days of the date when due and payable.

(b)           Any Borrower fails or neglects to perform, keep or observe any of the provisions of Sections 1.2, 1.3, 4.1 or Article 6, or any of the provisions set forth in Annexes B, D or E.

(c)           Any Borrower shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within fifteen (15) days after the earlier of (i) any Responsible Officer of any Borrower becoming actually aware of such default, and (ii) receipt by the Borrowers of notice from Administrative Agent or any Lender of such default.

(d)           Except for defaults resulting directly from the commencement of the Cases and defaults resulting from obligations (other than the Obligations) with respect to which the Bankruptcy Code prohibits any Borrower from complying or permits a Borrower not to comply, or arising as a result of an abandonment or rejection of property in accordance with the Bankruptcy Code and except for any default the existence of which is disputed in good faith by such Borrower; a default or breach occurs under (y) the First Data Agreement and First Data exercises any such material remedies, against any Borrower in connection therewith (including, without limitation, ceasing to process credit card charges), or (z) any other agreement, document or instrument to which any Borrower is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Postpetition Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Borrower in excess of $4,000,000 in the aggregate (including amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Postpetition Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $4,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(e)           Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to the Administrative Agent or any Lender by any Borrower is untrue or incorrect in any material respect (or, to the extent any representation or warranty is qualified by materiality, Material Adverse Effect or words of like import, such representation or warranty is untrue and incorrect in any respect), in each case, as of the date when made or deemed made.

(f)            The Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided for herein and in the Orders, or any Borrower shall so allege in any pleading filed in any court or any provision of any Loan Document shall, for any reason, cease to be valid and binding on each Borrower party thereto (or any Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

(g)           A final unstayed Postpetition judgment or judgments for the payment of money in excess of $4,000,000 in the aggregate at any time are outstanding against one or more of the Borrower s (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(h)           Any Change of Control occurs.

(i)            Any Air Carrier shall cease to be a Certificated Air Carrier.

(j)            In the case of any Slots or Gate Interests, any applicable Aviation Authority modifies, suspends, revokes, terminates, cancels or otherwise takes any action that adversely affects any Borrower’s Permits or any Borrower’s use or occupation or maintenance of or other interest in such Slots and Gate Interests due to any Borrower’s failure to abide by applicable law or any contract governing the use of such Slots and Gate Interests, or any Borrower otherwise ceases to use, occupy or maintain such Slots and Gate Interests, and with respect to Gate Interests and any Slot other than a Slot at New York LaGuardia Airport, any event referred to in this clause (j) could reasonably be expected to have a Material Adverse Effect.

(k)           Any ERISA Event shall have occurred with respect to one or more Plans, but only to the extent that such ERISA Event, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(l)            Any of the Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Cases) or converted to a case under chapter 7 of the Bankruptcy Code, or any Borrower shall file any pleading requesting any such relief; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases; or an application shall be filed by any Borrower for the approval of, or the Court shall enter an order granting, (i) other than the First Data Claim, any Claim having priority senior to or pari passu with the claims of the Administrative Agent and the Lenders under the Loan Documents or, without the prior written consent of the Administrative Agent, any other claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as otherwise expressly provided herein (including for the avoidance of doubt the Liens securing the obligations owed to First Data as described in the First Data Order (which Liens shall be pari passu to Liens in favor of Administrative Agent).

(m)          (A) Any Borrower shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving any payment (as adequate protection or otherwise) on account of any Claim against any Borrower arising or deemed to have arisen prior to the Petition Date, other than a Permitted Prepetition Payment, (ii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure or obtain liens on any assets that have a value in excess of $2,500,000 (it being understood that neither the relinquishment by the Borrowers of Section 1110 Assets, nor the foreclosure of security interests in Section 1110 Assets (or in property in the possession of the applicable secured party) as to which defaults have not been cured pursuant to Section 1110 of the Bankruptcy Code, shall be considered to be included in this paragraph) provided that, if any Borrower would otherwise be permitted under this Agreement to make a payment to the holder of a security interest in cash or Cash Equivalents (“Cash Collateral”), and the obligation to make such payment is secured by such Cash Collateral, then in lieu of making such payment, such Borrower may direct or authorize such secured party to, and such secured party may, apply such Cash Collateral to satisfy such payment obligation (including by way of setoff against or foreclosure on such Cash Collateral), (iii) except to the extent consistent in all material respects with the Projections, authorizing the sale of all or a material portion of such Borrower’s assets (except as specifically provided in Section 6.8(m)) or (iv) except to the extent the disposition of assets upon such liquidation would be permitted under Section 6.8, approving the implementation of liquidation under chapter 11 of the Bankruptcy Code in any Case or (B) an order confirming a Plan of Reorganization shall be entered that does not provide for payment in full of all monetary Obligations (other than the Excluded Obligations) upon the effectiveness of such Plan of Reorganization.

(n)           (i) The Interim Order shall cease to be in full force and effect and the Final Order shall not have been entered prior to such cessation, (ii) the Final Order shall not have been entered by the Bankruptcy Court on or before the 45th day following the entry of the Interim Order, (iii) from and after the date of entry thereof, the Final Order shall cease to be in full force and effect, (iv) any Borrower shall fail to comply with the terms of the Orders, or (v) the Orders shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Borrowers shall apply for authority to do so) in any manner that affects the rights or duties of the Administrative Agent or the Lenders, in each case, without the prior written consent of the Administrative Agent.

8.2        Remedies.

(a)           If any Event of Default has occurred and is continuing, without further order of, application to, or action by, the Bankruptcy Court, the rate of interest applicable to the Loans shall increase to the Default Rate (subject to Section 1.5(e)).

(b)           If any Event of Default has occurred and is continuing, without further order of, application to, or action by, the Bankruptcy Court, (i) the Administrative Agent may (and at the written request of the Requisite Lenders shall) terminate the Commitments, if any, and/or declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers; (ii) the Administrative Agent may (and at the written request of the Requisite Lenders, shall), without notice except as required by the Orders, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and (iii) subject solely to any requirement of the giving of notice by the terms of the Orders, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral.

8.3        Waivers by Borrowers.

Except as otherwise provided for in this Agreement, by applicable law or the Orders, each Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever the Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of their remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

8.4        Liquidation Budget.

If, on the Carve Out Date, there shall be any monetary Obligations (other than Excluded Obligations) outstanding, the Borrowers shall promptly deliver a wind-down budget to the Administrative Agent. If the Administrative Agent is not reasonably satisfied with such budget, it may seek whatever relief it deems appropriate before the Bankruptcy Court, and all parties reserve all rights with respect thereto.

9.     JOINT AND SEVERAL LIABILITY

Each Borrower agrees that they will be jointly and severally liable for the Obligations with each other Borrower and that all other obligations of each Borrower hereunder and under each Loan Document to which more than one Borrower is a party shall be joint and several among all such Borrowers party hereto or thereto.  Each Borrower agrees that each other Borrower will have authority on behalf of all Borrowers to deal with the Administrative Agent and each Lender as fully and completely as if each was the sole Borrower under this Agreement, all without notice to the other Borrowers.  Notwithstanding the foregoing, each Borrower agrees that the Administrative Agent and each Lender may, at its discretion, (a) require joint instruction from some or all of the Borrowers before taking action under this Agreement or any other Loan Document and (b) if the Administrative Agent or any Lender received instructions from any Borrower that are, in the Administrative Agent’s or such Lender’s opinion, in conflict with instructions received from any other Borrower, comply with any of these instructions and/or advise each Borrower of the apparent conflict and/or take no action as to any of these instructions until it receives instructions from any or all of the Borrowers that are satisfactory to the Administrative Agent or such Lender.  Notice provided by the Administrative Agent or any Lender to any Borrower will be deemed notice to all Borrowers.  Furthermore, each Borrower authorizes Borrower Agent to act on its behalf.

10.  SECURITY

10.1      Security.

To secure the prompt and complete payment, performance and observance of all of the Obligations, in addition to other “Collateral” upon which a Lien is granted under the other Collateral Documents, each Borrower hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Administrative Agent, for itself and for the benefit of the Lenders, a first priority Lien (subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Closing Date and listed on Disclosure Schedule 3.21, (ii) valid liens in existence at the Closing Date to the extent perfected thereafter as permitted by Section 546(b) of the Code, (iii) the Carve-Out and (iv) Permitted Liens permitted pursuant to Section 6.7(a), (c), (e), (f), (g), (h), (i), (j), (k), (m), (n) or (o)) in accordance with sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code upon all of the following property now owned or at any time hereafter acquired by any Borrower or in which such Borrower now has or at any time in the future may acquire any right, title or interest (capitalized terms contained in this section, unless the context indicates otherwise, or unless defined elsewhere herein, have the meanings provided for in the Code to the extent the same is used or defined therein):

(i)            all Accounts;

(ii)           all Chattel Paper;

(iii)          all Documents;

(iv)          all General Intangibles (including payment intangibles and Software);

(v)           all Goods, Inventory and Equipment, including spare parts and Tooling, and other personal property, whether tangible or intangible or wherever located;

(vi)          all Instruments;

(vii)         all Investment Property;

(viii)        all Vehicles;

(ix)           all owned real property (subject to Section 5.9(b));

(x)            the Commercial Tort Claims described on Disclosure Schedule 10.1;

(xi)           all Deposit Accounts of any Borrower, including all Blocked Accounts and all other bank accounts and all deposits therein;

(xii)          all money, cash or cash equivalents of any Borrower;

(xiii)         all Supporting Obligations and Letter of Credit Rights of any Borrower;

(xiv)        to the extent not otherwise included, all monies and other property of any kind which is, after the Closing Date, received by such Borrower in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Borrower or any of its property or income;

(xv)         to the extent not otherwise included, all causes of action (other than claims of the Borrowers under Sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code) and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Borrower; and

(xvi)        all property of any Borrower held by the Administrative Agent or any other Lender, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Lender for any purpose, including safekeeping, collection or pledge, for the account of such Borrower or as to which such Borrower may have any right or power;

(xvii)       to the extent not otherwise included, all Proceeds of each of the foregoing, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing;

provided, that “Collateral” shall not include (i) the Excluded Collateral provided that if and when any property shall cease to be Excluded Collateral, such property shall be deemed at all times from and after the date such property ceased to be Excluded Collateral to constitute Collateral and (ii) any General Intangibles or other rights arising under any contract, instrument, license or other document if the grant of a security interest therein would constitute a breach or violation of a valid and effective restriction in favor of a third party (including, without limitation, mandatory consent rights; and the parties agree that the Administrative Agent shall not require any actions to be taken with respect to such consent rights) or give rise to any indemnification obligations or any right to terminate or commence the exercise of remedies under such restrictions, but only to the extent, and for so long as, in the case of clause (ii) such restriction is not terminated or rendered unenforceable or otherwise deemed ineffective by any applicable law.

10.2      Perfection of Security Interests.

(a)           At any time and from time to time, upon the reasonable request of the Administrative Agent and at the sole expense of the Borrowers, the Borrowers shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as the Administrative Agent may deem desirable to obtain the full benefits of any security interest granted or purported to be granted by such Borrower hereunder and of the rights and powers herein granted, including (i) upon the reasonable request of the Administrative Agent, using its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Administrative Agent of any License or Contract held by such Borrower and to enforce the security interests granted hereunder, (ii) unless Administrative Agent shall otherwise consent in writing (which consent may be revoked), delivering to Administrative Agent all Collateral consisting of negotiable Documents and certificated securities (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after such Borrower receives the same, (iii) delivering any requested Chattel Paper or Instrument to Administrative Agent (in each case accompanied by instruments of transfer executed in blank), (iv) to the extent required by this Agreement and not waived by Administrative Agent in writing (which waiver may be revoked) obtaining authenticated Control Agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities, in each case constituting Collateral, to or for any Borrower; provided, that the Administrative Agent shall not deliver a notice that it is exercising exclusive control over any financial assets or commodities to any such issuer, securities intermediary or commodities intermediary unless an Event of Default has occurred and is continuing, (v) in accordance with and to the extent required by Annex B to this Agreement, obtaining a blocked account or similar agreement with each bank or financial institution holding a Deposit Account for such Borrower; provided, that the Administrative Agent shall not deliver a notice that it is exercising exclusive control over any Deposit Account to any such bank or financial institution unless an Event of Default has occurred and is continuing, (vi) for each Borrower that is or becomes the beneficiary of a letter of credit with a face amount in excess of $1,000,000 promptly, and in any event within two (2) Business Days after becoming a beneficiary, notifying Administrative Agent thereof and thereafter, unless the related Letter of Credit Rights constitute a Supporting Obligation for which the Administrative Agent’s security interest is perfected, using its commercially reasonable efforts to cause the issuer and/or confirmation bank with respect to such Letter of Credit Rights to enter into a tri-party agreement with the Administrative Agent assigning such Letter of Credit Rights to the Administrative Agent and directing all payments thereunder to a Blocked Account, all in form and substance reasonably satisfactory to the Administrative Agent (vii) taking all steps necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the Code and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act, (viii) promptly, and in any event within five (5) Business Days after the same is acquired by it, notifying the Administrative Agent of any Commercial Tort Claim involving a claim of more than $1,000,000 acquired by it and if requested by the Administrative Agent, entering into a supplement to this Agreement, granting to Administrative Agent a Lien in such Commercial Tort Claim, (ix) maintaining complete and accurate stock records, (x) except as otherwise provided in clause (vi) hereof, delivering to the Administrative Agent all documents, certificates and Instruments necessary or desirable to perfect the Administrative Agent’s Lien on letters of credit on which such Borrower is named as beneficiary and all acceptances issued in connection therewith and (xi) taking such other steps as are deemed necessary or desirable to maintain the Administrative Agent’s security interest in the Collateral.  Nothing contained in this Section 10.2(a) shall be deemed to require any Borrower to obtain the consent of any landlord (including, without limitation, any Aviation Authority) or to obtain or record any memorandum of lease or leasehold mortgage or similar instrument with respect to any leased real property.

(b)           Each Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code in such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to the Administrative Agent promptly upon request.

Each Borrower also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the Closing Date.

(c)           Notwithstanding subsections (a) and (b) of this Section 10.2, or any failure on the part of any Borrower or the Administrative Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Orders. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement or the Orders.

10.3      Rights of Lenders; Limitations on Lenders’ Obligations.

(a)           Subject to each Borrower’s rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), it is expressly agreed by each Borrower that, anything herein to the contrary notwithstanding, each such Borrower shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder, unless such Borrower determines in its reasonable good faith judgment that such Contract or License is no longer valuable to such Borrower’s business, economically or otherwise. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Contract or License by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Administrative Agent or any Lender of any payment relating to any Contract or License pursuant hereto. Neither Administrative Agent nor any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Borrower under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)           Subject to Section 10.5 hereof, the Administrative Agent authorizes each Borrower to collect its Accounts, provided that such collection is performed in accordance with such Borrower’s customary procedures, and the Administrative Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, other than any requirement of notice provided in the Orders, limit or terminate said authority at any time.

(c)           Subject to any requirement of notice provided in the Orders, the Administrative Agent may at any time after an Event of Default has occurred and is continuing without prior notice to any Borrower, notify Account Debtors and other Persons obligated on the Collateral that Administrative Agent has a security interest therein, and that payments shall be made directly to Administrative Agent. Subject to any requirement of notice provided in the Orders, upon the reasonable request of Administrative Agent, the Borrowers shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, the affected Borrower shall not give any contrary instructions to such Account Debtor or other Person without Administrative Agent’s prior written consent. Subject to any requirement of notice provided in the Orders, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contracts, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Investment Property or Chattel Paper.

(d)           Subject to any requirement of notice provided in the Orders, the Administrative Agent may at any time in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent or in the name of any Borrower communicate (by mail, telephone, facsimile or otherwise) with Account Debtors to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts and/or payment intangibles comprising Collateral; provided that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not do any of the foregoing except during normal business hours and after giving the Borrower Agent reasonable prior notice and the affected Borrower opportunity to be present. If an Event of Default shall have occurred and be continuing, each Borrower, at its own expense, shall cause the independent certified public accountants then engaged by such Borrower to prepare and deliver to the Administrative Agent and each Lender at any time and from time to time promptly upon the Administrative Agent’s written request the following reports with respect to each Borrower: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts as the Administrative Agent may request. The Administrative Agent may at any time in its own name, in the name of a nominee of the Administrative Agent or in the name of any Borrower communicate (by mail, telephone, facsimile or otherwise) with parties to Contracts and obligors in respect of Instruments to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Instruments, Chattel Paper and/or payment intangibles comprising Collateral; provided that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not do any of the foregoing except during normal business hours and after giving the Borrower Agent reasonable prior notice and the affected Borrower opportunity to be present. Each Borrower, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, if any, which such Borrower may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

10.4      Covenants of the Borrowers with Respect to Collateral.

Each Borrower covenants and agrees with Administrative Agent, for the benefit of the Lenders, that from and after the date of this Agreement and until the Termination Date:

(a)           Maintenance of Records. The Borrowers shall keep and maintain, at their own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral, in each case in a manner consistent with past practice. Upon request by the Administrative Agent, the Borrowers shall mark their books and records pertaining to the Collateral to evidence this Agreement and the Liens granted hereby. If any Borrower retains possession of any Chattel Paper or Instruments with the Administrative Agent’s consent, such Chattel Paper and Instruments shall, if requested by the Administrative Agent, be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank Northwest, National Association, as the Administrative Agent, for the benefit of the Lenders.”

(b)           Covenants Regarding Patent, Trademark and Copyright Collateral.

(i)            The Borrowers shall notify Administrative Agent promptly if any Borrower knows or has reason to know that any application or registration relating to any material Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any Borrower’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(ii)           Promptly after any Borrower, either itself or through the Administrative Agent, employee, licensee or designee, files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, the Borrowers shall give the Administrative Agent written notice of such filing and, upon request of the Administrative Agent, such Borrower shall execute and deliver any and all Patent Security Agreements, Copyright Security Agreements or Trademark Security Agreements as Administrative Agent may request to evidence Administrative Agent’s Lien on such Patent, Trademark or Copyright, and the General Intangibles of such Borrower relating thereto or represented thereby.

(iii)          The Borrowers shall take all actions necessary or requested by the Administrative Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings unless such Borrower reasonably determines that such Patent, Trademark or Copyright Collateral is in no way material to the conduct of its business or operations.

(iv)          In the event that any of the Patent, Trademark or Copyright Collateral is infringed upon, or misappropriated or diluted by a third party, such Borrower shall comply with Section 10.2(a)(viii) of this Agreement. Such Borrower shall, unless such Borrower reasonably determines that such Patent, Trademark or Copyright Collateral is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as Administrative Agent shall deem appropriate under the circumstances to protect such Patent, Trademark or Copyright Collateral.

(c)           Further Identification of Collateral. In addition to any other requirements herein, the Borrowers will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests, statements and schedules further identifying and describing the Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may specify.

(d)           Notices. The Borrowers will advise the Administrative Agent promptly, in reasonable detail of any Lien or claim made or asserted against any of the Collateral other than in respect of Permitted Liens.

(e)           Terminations; Amendments Not Authorized. Except to the extent permitted by Section 10.4(f), each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement relating to the Collateral and filed pursuant to the terms hereof without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Borrower’s rights under Section 9-509(d)(2) of the Code.

(f)            Authorized Terminations and Subordinations. The Administrative Agent will promptly deliver to the Borrower Agent for filing or authorize each Borrower to prepare and file termination statements and releases in respect of any sales, transfers, conveyances, assignments or other dispositions of Collateral made in accordance with Section 6.8 of this Agreement.

(g)           [Reserved].

(h)           Pledged Collateral.

(i)            All certificates and all promissory notes and instruments evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Administrative Agent, for itself and the benefit of the Lenders, pursuant hereto. All Pledged Shares shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent and all promissory notes or other instruments evidencing the Pledged Indebtedness shall be endorsed by the applicable Borrower;

(ii)           Without the prior written consent of the Administrative Agent, no Borrower will sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral or grant a Lien in the Pledged Collateral, unless otherwise expressly permitted by this Agreement;

(iii)          Each Borrower will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Administrative Agent from time to time may reasonably request in order to ensure to the Administrative Agent and the Lenders obtain the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of any necessary Code financing statements, which may be filed by the Administrative Agent with or (to the extent permitted by law) without the signature of the relevant Borrower, and will cooperate with the Administrative Agent, at such Borrower’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Pledged Collateral;

(iv)          Each Borrower has and will defend the title to the Pledged Collateral and the Liens of the Administrative Agent in the Pledged Collateral against the claim of any Person (other than the holder of a Permitted Lien) and will maintain and preserve such Liens (it being understood that nothing in this clause (iv) will prevent such Borrower from disposing of Pledged Collateral as otherwise permitted by Section 6.8); and

(v)           Each Borrower will, upon obtaining ownership of any additional Stock of a Pledged Entity or promissory notes or instruments representing Pledged Indebtedness or Stock or promissory notes or instruments otherwise required to be pledged to the Administrative Agent pursuant to any of the Loan Documents, which Stock, notes or instruments are not already Pledged Collateral, promptly (and in any event within five (5) Business Days) deliver to the Administrative Agent a Pledge Amendment, duly executed by such Borrower, in substantially the form of Exhibit B hereto (a “Pledge Amendment”) in respect of any such additional Stock, notes or instruments, pursuant to which such Borrower shall pledge to the Administrative Agent all of such additional Stock, notes and instruments; provided that such Borrower shall be required to do the foregoing with respect to any such promissory note or instrument only if requested to do so by the Administrative Agent pursuant to Section 10.2(a)(ii) of this Agreement. Borrower hereby authorizes Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and Pledged Indebtedness listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

10.5      Performance by Administrative Agent of the Borrowers’ Obligations.

If any Borrower fails to perform or comply with any of its agreements contained herein and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Loan, shall be payable by such Borrower to the Administrative Agent on demand and shall constitute Obligations secured by the Collateral. Performance of such Borrower’s obligations as permitted under this Section 10.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Borrower hereby waives applicability thereof. Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost. Each Borrower, on behalf of itself and it bankruptcy estate, hereby waives any right it may have to surcharge any of the Collateral for any purpose whatsoever pursuant to section 506(c) of the Bankruptcy Code.

10.6      Limitation on the Administrative Agent’s duty in Respect of Collateral.

The Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

10.7      Remedies; Rights Upon Default.

(a)           In addition to all other rights and remedies granted to it under the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, if any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, each Borrower expressly agrees that in any such event the Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Orders or the notice specified below of time and place of public or private sale) to or upon such Borrower or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may, to the maximum extent permitted by law, forthwith enter upon the premises of such Borrower where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Borrower or any other Person notice and opportunity for a hearing on the Administrative Agent’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Lenders, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Borrower hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on any Borrower’s premises or elsewhere and shall have the right to use any Borrower’s premises without charge for such time or times as the Administrative Agent may deem necessary or advisable. EACH BORROWER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS THE PROXY AND ATTORNEY-IN-FACT OF SUCH BORROWER WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY

AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SHARES, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, (X) THE ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO AND (Y) THE ADMINISTRATIVE AGENT SHALL NOT EXERCISE ANY SUCH RIGHT WITH RESPECT TO ANY REGULATED SUBSIDIARY UNLESS ANY AND ALL REGULATORY APPROVALS REQUIRED UNDER APPLICABLE LAW SHALL HAVE BEEN OBTAINED.

(b)           If any Event of Default shall have occurred and be continuing, each Borrower further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at a place or places designated by the Administrative Agent, whether at such Borrower’s premises or elsewhere. Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent shall have no obligation to any Borrower to maintain or preserve the rights of such Borrower as against third parties with respect to Collateral while Collateral is in the possession of the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Lenders), with respect to such appointment without prior notice or hearing as to such appointment. The Administrative Agent shall deposit the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to a Blocked Account and such net proceeds shall be applied in accordance with Section 1.3. To the maximum extent permitted by applicable law, each Borrower waives all claims, damages, and demands against the Administrative Agent or any Lender arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. Each Borrower agrees that ten (10) days prior notice by Administrative Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters (it being understood and agreed that, except any notice required by the Orders, no such notice need be given if with respect to portions of the Collateral that are perishable or threaten to decline speedily in value or is of a type that is customarily sold in a recognized market). The Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Administrative Agent or any Lender to collect such deficiency.

(c)           Except as otherwise specifically provided herein, each Borrower hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(d)           To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 10.7(d) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10.7(d). Without limitation upon the foregoing, nothing contained in this Section 10.7(d) shall be construed to grant any rights to any Borrower or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 10.7(d).

(e)           Neither the Administrative Agent nor any Lender shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any

Borrower, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefore or any direct or indirect guarantee thereof. Neither the Administrative Agent nor the Lenders shall be required to marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, each Borrower absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

(f)            Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten (10) days notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice the Borrowers agree is commercially reasonable) the whole or any part of the Collateral (it being understood and agreed that, except any notice required by the Orders, no such notice need be given with respect to any portions of the Collateral that are perishable or threaten to decline speedily in value or is of a type that is customarily sold in a recognized market) and to otherwise act with respect to the Collateral as though the Administrative Agent was the outright owner thereof. Any sale shall be made at a public or private sale at the Administrative Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Administrative Agent may deem fair, and the Administrative Agent may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of such Borrower or any right of redemption. Each sale shall be made to the highest bidder, but the Administrative Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Administrative Agent.

(g)           If, at the original time or times appointed for the sale of the whole or any part of the Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Collateral has been offered for sale in lots, and if at any of such sales, the highest bid for the lot offered for sale would indicate to the Administrative Agent, in its discretion, that the proceeds of the sales of the whole of the Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, the Administrative Agent may, on one or more occasions and in its sole discretion, postpone effectuating any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days notice to the Borrower Agent.

(h)           If, at any time when the Administrative Agent in its sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 10.7(h) to sell the whole or any part of the Pledged Collateral hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), such Borrower shall, in an expeditious manner, cause the Pledged Entities to:

(i)            Prepare and file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement with respect to the Pledged Shares and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective;

(ii)           Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Pledged Shares covered by such registration statement whenever the Administrative Agent shall desire to sell or otherwise dispose of the Pledged Shares;

(iii)          Furnish to the Administrative Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Administrative Agent may request in order to facilitate the public sale or other disposition of the Pledged Shares by the Administrative Agent;

(iv)          Use commercially reasonable efforts to register or qualify the Pledged Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Administrative Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Administrative Agent to consummate the public sale or other disposition in such jurisdictions of the Pledged Shares by the Administrative Agent;

(v)           Furnish, at the request of the Administrative Agent, on the date that shares of the Pledged Collateral are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Pledged Shares becomes effective, (A) an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Administrative Agent, in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Administrative Agent, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Administrative Agent shall reasonably request. The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Administrative Agent may reasonably request. The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five (5) Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Administrative Agent may reasonably request; and

(vi)          Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date of the registration statement, an earnings statement covering the period of at least twelve (12) months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

(i)            All expenses incurred in complying with Section 10.7(h) hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of counsel for the Administrative Agent, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdictions, shall be paid by the Borrowers.

(j)            If, at any time when the Administrative Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, the Administrative Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Section 10.7, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Administrative Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof. In addition to a private sale as provided above in this Section 10.7, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 10.7, then the

Administrative Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)            as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii)           as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)          as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about such Borrower and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)          as to such other matters as the Administrative Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(k)           Each Borrower recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof. Each Borrower also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if such Borrower and the Pledged Entity would agree to do so.

(l)            Each Borrower agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Borrower waives the benefit of all such laws to the extent it lawfully may do so. Each Borrower agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Borrowers by the

Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Borrower in any respect.

(m)          Each Borrower further agrees that a breach of any of the covenants contained in this Section 10.7 will cause irreparable injury to the Administrative Agent, that the Administrative Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 10.7 shall be specifically enforceable against the Borrowers, and each Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such Obligations.

(n)           To the extent that any rights and remedies under this Section 10.7 would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Orders, as applicable, to the extent necessary to permit the Administrative Agent to exercise such rights and remedies.

10.8      The Administrative Agent’s Appointment as Attorney-in-Fact.

Each Borrower irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Borrower, any Lender or otherwise, for the sole use and benefit of the Lenders, but at the Borrowers’ expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral: (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof, (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, (c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and (d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto.

10.9      Release of Collateral.

(a)           The Liens granted pursuant to this Agreement shall automatically terminate, and all the Collateral shall be automatically released, without further action by the Administrative Agent and without any further notice or consent to or of any Lender, on the Termination Date.

(b)           Immediately upon (i) any sale, transfer, conveyance, assignment or other disposition by any Borrower of any Collateral permitted by this Agreement (or pursuant to a valid waiver or consent to any transaction otherwise prohibited by this Agreement), (ii) any Pledged Collateral being cancelled, replaced or repaid in accordance with the terms of this Agreement, such Collateral shall be automatically released from the security interest granted pursuant to this Agreement and the Lien on such Collateral in favor of the Administrative Agent, for itself and for the benefit of the Lenders, shall automatically terminate (and, if such

Collateral consists of all of the equity interests in Lynx sold pursuant to Section 6.8(m), Lynx shall be released from its Guaranty) in each case without further action by the Administrative Agent and without any further notice or consent to or of any Lender.

(c)           At the request of the Borrower, the Administrative Agent shall, and each of the Secured Parties hereby authorizes and directs the Administrative Agent (without any further notice or consent to or of any Secured Party) to, subordinate, as reasonably requested by the holders of any Lien granted after the Closing Date and permitted by Section 6.7(c) and any Permitted Refinancing thereof, any part of the Collateral that is subject to such Lien.

(d)           At the request of the Borrowers, the Administrative Agent shall, and each of the Lenders hereby authorizes and directs the Administrative Agent (without further notice or consent to or of any Lender) to, execute and deliver or file such termination or partial release statements and take such other actions (including return of Collateral) as are necessary to terminate, release or subordinate Liens pursuant to this Section 10.9 promptly upon the effectiveness of any such termination, release or subordination. The Administrative Agent and the Lenders hereby acknowledges and agree that the Borrowers may use the Collateral to the extent permitted under this Agreement.

11.  ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT

11.1      Assignment and Participations.

(a)           Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to any other Person, provided, that (x) the Lenders or its Affiliates may not, without the prior written consent of the Borrower, sell, transfer, negotiate or assign all or any portion of its rights hereunder to any Person, other than a Lender or an Affiliate of a Lender, that is an air carrier or an affiliate of an air carrier, and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Loan or is made with the prior consent of the Borrowers and the Administrative Agent.

(b)           Procedure. The parties to each Sale made in reliance on clause (a) above (other than those described in clause (e) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any Certificates of Exemption required to be delivered pursuant to Section 1.11 (which shall also be delivered to the Borrower Agent) and payment by the assignee of an assignment fee in the amount of $3,500. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Loan Account the information contained in such Assignment.

(c)           Effectiveness. Effective upon the entry of such record in the Loan Account, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment, and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto.

(d)           Grant of Security Interests. In addition to the other rights provided in this Section 11.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(e)           Participants and SPVs. In addition to the other rights provided in this Section 11.1, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents; provided, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Borrowers towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 1.9, Section 1.11 and Section 1.12, but, in the case of Section 1.11, only to the extent the Borrower Agent and the Administrative Agent receive a Certificate of Exemption with respect to any such participant or SPV that is a

Foreign Person and in each such case only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender; provided, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii)(B) and (iii)(C) of Section 13.2(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 13.2(a)(vii) (or amendments, consents and waivers with respect to Section 10.9 to release all or substantially all of the Collateral). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

11.2      Appointment of Administrative Agent

(a)           Each of the Lenders hereby irrevocably appoints Wells Fargo Bank Northwest, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.6 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies hereunder or thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

11.3      Rights as a Bank.

The Person serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.4      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.5      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.6      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.7      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

11.8      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.9      Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 13.2;

(b)                                 to release any Borrower from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien to the extent expressly permitted hereunder.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations hereunder pursuant to this 11.9.  In each case as specified in this 11.9, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release any Borrower from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 11.9

11.10                     Indemnification.

Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Borrowers and without limiting the Obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Administrative Agent is not reimbursed for such expenses by Borrowers.

12.       SUCCESSORS AND ASSIGNS

12.1                           Successors and Assigns.

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, the Administrative Agent, the Lenders and their respective successors and assigns (including, in the case of any Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of the Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, the Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

13.       MISCELLANEOUS

13.1                           Complete Agreement; Modification of Agreement.

The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 13.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Borrower and the Administrative Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

13.2                           Amendments and Waivers.

(a)                                  Except as otherwise expressly provided in this Agreement, the Requisite Lenders (or the Administrative Agent with the prior written consent of the Requisite Lenders), on the one hand, and the Borrowers, on the other hand, may from time to time enter into written amendments, supplements or modifications for the purpose of adding, deleting or modifying any provision of any Loan Document or changing in any manner the rights, remedies, obligations and duties of the parties thereto, and with the written consent of the Requisite Lenders, the Administrative Agent, on behalf of Lenders, may execute and deliver a written instrument waiving, on such terms and conditions as may be specified in such instrument, any of the requirements applicable to any Borrower, as the case may be, party to any Loan Document, or any Default or Event of Default and its consequences; provided, that:

(i)                                     no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Requisite Lenders affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and

(ii)                                  the Administrative Agent may, with the consent of the Borrowers and Initial Lenders holding not less than 51% of the outstanding Loans of all Initial Lenders, amend, modify or supplement any Loan Document to cure any ambiguity, typographical error, defect or inconsistency;

provided, further, that no such amendment, supplement, modification or waiver shall be effective to, without the prior written consent, in addition to Lenders required above to take such action, of each Lender directly affected thereby:

(iii)                               (A) modify the Commitment of such Lender or subject such Lender to any additional obligation, (B) extend any scheduled final maturity of any Loan owing to such Lender, (C) waive or reduce, or postpone or cancel any scheduled date fixed for the payment of principal of or interest on any such Loan or any fees owing to such Lender (it being understood that any mandatory prepayment required under Section 1.2(b) does not constitute any scheduled date fixed for payments), (D) reduce, or release any Borrower from its obligations to repay, any other Obligation owed to such Lender or (E) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;

(iv)                              amend, modify or waive any provision of Section 1.2 or 1.3;

(v)                                 subordinate any of the Obligations or Liens securing the Obligations, except as permitted by this Agreement; or

(vi)                              (A) amend, modify or waive this Section 13.2 or any other provision specifying the Administrative Agent, Lenders or group of Lenders required for any amendment, modification or waiver thereof or (B) change the respective percentages specified in the definition of “Requisite Lenders”;

provided, further, that no such amendment, supplement, modification or waiver shall be effective to, without the prior written consent of all Lenders:

(vii)                           release or permit any Borrower to sell or otherwise dispose of all or substantially all of the Collateral provided for in the Collateral Documents; provided, however, that no waiver, amendment, supplement or modification shall be required for the Administrative Agent to take additional Collateral pursuant to any Loan Document.

(b)                                 Any waiver, amendment, supplement or modification pursuant to this Section 13.2 shall apply equally to each of Lenders and shall be binding upon Lenders and all future holders of any of the Loans, the Notes, and all other Obligations.

(c)                                  To the extent (a) the consent or vote of any Lender is required, but not obtained (any such Lender whose consent is not obtained as described in this Section 13.2(c) being referred to as a “Non-Consenting Lender”) in connection with any proposed amendment, modification, supplement, waiver or exercise of remedies (a “Proposed

Change”) and (b) the Administrative Agent shall have consented to such Proposed Change, at the request of Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), any Person reasonably acceptable to such Administrative Agent (which Person may be any Lender acting as such Administrative Agent and shall have consented to such Proposed Change) shall have the right (but not the obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender shall, upon the request of such Administrative Agent, sell and assign to such Person all of the applicable Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans held by such Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of such sale and purchase (the “Purchase Amount”); provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) such Administrative Agent shall have received from such Person an agreement in form and substance satisfactory to such Administrative Agent whereby such Person shall agree to be bound by the terms hereof and (B) such Non-Consenting Lender shall have received the Purchase Amount from such Person. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent the Note or Notes evidencing such Commitments or Loans and an Assignment Agreement to evidence such sale and assignment; provided, however, that the failure of any Non-Consenting Lender to deliver such Note or Notes or execute an Assignment Agreement shall not render such sale and purchase (and the corresponding assignment) invalid.

(d)                                 Upon the Termination Date, the Administrative Agent shall deliver to the Borrowers termination statements, mortgage releases, reconveyances and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

13.3                           Fees and Expenses.

The Borrowers shall reimburse the Administrative Agent and each Initial Lender for all reasonable and documented out-of-pocket fees, costs and expenses (including the reasonable and documented fees and expenses of all of its counsel, advisors, consultants and auditors) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred by it in connection with:

(a)                                  any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b)                                 any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Administrative Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to the Administrative Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct as finally determined by a court of competent jurisdiction;

(c)                                  any attempt to enforce any remedies of the Administrative Agent or any Lender against any or all of the Borrowers or any other Person that may be obligated to the Administrative Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(d)                                 any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(e)                                  efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrower s or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, in each case pursuant to and in accordance with the terms of the Loan Documents;

including, as to each of clauses (a) through (e) above, all reasonable and documented attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 13.3, all of which shall be payable, on demand, by the Borrowers to the Administrative Agent and the Initial Lenders and shall be part of the Obligations; provided however that the Borrowers’ obligation to reimburse for reasonable and documented attorneys’ fees pursuant to this Section 13.3 shall be limited to one counsel for the Administrative Agent and all Initial Lenders collectively. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable and documented fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; charges for any E-System; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

13.4                           No Waiver.

The Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of the Administrative Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 13.2, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other

Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by the Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Administrative Agent and the applicable required Lenders and directed to the Borrowers specifying such suspension or waiver.

13.5                           Remedies.

The Administrative Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

13.6                           Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

13.7                           Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

13.8                           Confidentiality.

The Administrative Agent and Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Borrowers and designated as confidential for a period of two (2) years following receipt thereof, except that the Administrative Agent and Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Administrative Agent or Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which the Administrative Agent or Lender is a party related to the Loan Documents or the Loans or other Obligations thereunder; (f) that ceases to be confidential through no fault of the

Administrative Agent or Lender; (g) to its affiliates and its and their directors, officers, employees, advisors, representatives or agents, and (h) to ratings agencies.

13.9                           GOVERNING LAW.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER HEREBY CONSENTS AND AGREES THAT UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS, THE ADMINISTRATIVE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE ADMINISTRATIVE AGENT, LENDERS AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AGENT AT THE ADDRESS SET FORTH IN ANNEX F OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE BORROWER AGENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

13.10                     Notices.

(a)                                  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 13.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex F or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Borrowers, Borrower Agent, Lenders or the Administrative Agent) designated in Annex F to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(b)                                 Subject to the provisions of Section 13.10(a), each of the Administrative Agent, the Borrowers, the Lenders, and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, that notices to any Borrower shall not be made by any posting to an Internet or extranet based site or other equivalent service but may be made by e-mail or E-fax, if available, so long as such notices are also sent in accordance with Section 13.10(a). Each Borrower and each Lender hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(c)                                  Subject to the provisions of Section 13.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Uniform Commercial Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Lender and each Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(d)                                 All uses of an E-System shall be governed by and subject to, in addition to this Section 13.10, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Lenders and the Borrowers in connection with the use of such E-System.

(e)                                  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrowers agree that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.11                     Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

13.12                     Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

13.13                     WAIVER OF JURY TRIAL.

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO, PROVIDED THAT

13.14                     [Reserved]

13.15                     Advice of Counsel.

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 13.9 and 13.13, with its counsel.

13.16                     No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.17                     Patriot Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

FRONTIER AIRLINES HOLDINGS, INC., as a Borrower

By:
Name:
Title:

LYNX AVIATION, INC., as a Borrower

By:
Name:
Title:

FRONTIER AIRLINES, INC., as a Borrower

By:
Name:
Title:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

REPUBLIC AIRWAYS HOLDINGS, INC., as a Lender

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

AQR CAPITAL, LLC, as a Lender
By:
Name:
Title:

CNH PARTNERS, LLC, as a Lender
By:
Name:
Title:

ANNEX A

TO

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all healthcare insurance receivables, and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Act” has the meaning ascribed to it in Section 10.7(h).

“Administrative Agent” has the meaning ascribed to it in the Preamble.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 20% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s joint venturers and partners who are Affiliates under clause (a) hereof. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate,” when used with reference to a Borrower, shall specifically exclude the Administrative Agent and each Lender.

“Aggregate Cash On Hand” means the amount of cash and Cash Equivalents of the Borrowers that may be classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of the Borrowers.

“Agreement” means this Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Air Carrier” means each of Frontier Airlines and Lynx.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Asset Sale” has the meaning ascribed to it in Section 6.8.

“Assignment” means an assignment and assumption agreement substantially in the form published by the Loan Syndications and Trading Association or another form reasonably acceptable to the Administrative Agent.

“Aviation Authority” means any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrowers including, without limitation, the FAA and DOT.

“Avoidance Actions” shall mean the Borrowers’ claims and causes of action arising under Sections 502(d), 544, 545, 547, 548 or 550 of the Bankruptcy Code or any other avoidance action under the Bankruptcy Code; provided, that “Avoidance Actions” shall not include any Proceeds of such property.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

“Bankruptcy Court” has the meaning ascribed to it in the Preamble or shall mean any other court having competent jurisdiction over the Cases.

“Blocked Account” means any account of any Borrower that is subject to a Blocked Account Agreement or a Control Agreement pursuant to Annex C.

“Blocked Account Agreement” means a control agreement, in form and substance satisfactory to the Administrative Agent, among any Borrower, the Administrative Agent for the benefit of the Lenders and the applicable bank or financial institution. Any Blocked Account Agreement substantially in the form of any Blocked Account Agreement in effect on the Closing Date shall be deemed to be satisfactory to the Administrative Agent.

“Books and Records” means books and records of the Borrowers, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, logs, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, and all aircraft manuals, log books and other documents and records, including all data and information stored on computer-related or other electronic media.

“Borrower” or “Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrower Agent” has the meaning ascribed thereto in the preamble to the Agreement.

“Budget” has the meaning ascribed to it in Section (c) of Annex D.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Carve-Out” means an amount, that shall not be subject to liens, rights or claims of the Administrative Agent, the Lenders or First Data, equal to:

(i) the lesser of (x) Aggregate Cash on Hand on the Carve Out Date and (y) $18,000,000; plus

(ii) 50% of the amount, if positive, of (x) Aggregate Cash on Hand on the Carve Out Date minus (y) $18,000,000; plus

(iii) following the receipt by the Administrative Agent and the Lenders of an amount equal to the aggregate outstanding principal amount of the Loans outstanding hereunder (excluding any interest added thereto pursuant to Section 1.5), 20% of the proceeds of any Collateral other than the Collateral owned by Lynx, such that, until all the monetary Obligations (other than the Excluded Obligations) have been paid in full, the sharing shall be 20% in respect of the Carve-Out and 40% to each of (x) First Data and (y) the Administrative Agent and the Lenders.

which funds shall be used to satisfy (i) any unpaid fees of the U.S. Trustee or the Clerk of the Bankruptcy Court pursuant to 28 U.S.C. § 1930(a), (ii) any fees and expenses incurred by any trustee under section 726(b) of the Bankruptcy Code, (iii) the aggregate allowed unpaid fees and expenses payable under sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to an order of the Bankruptcy Court by any Borrower or any Committee and (iv) all other expenses related to a wind-down of the Borrowers’ estates, such as rent, salaries, utilities and debt service on owned aircraft until they can be sold.  In the event the Carve-Out is reduced by any amount during an Event of Default, upon the effectiveness of any cure or waiver of such Event of Default pursuant to the terms of this Agreement, the Carve-Out shall be increased by such amount.

“Carve Out Date” means the earlier to occur of (i) the termination of the Commitments and/or acceleration of the Obligations pursuant to Section 8.2(b) and (ii) the date on which Frontier voluntarily ceases all flight operations.

“Cases” has the meaning ascribed to it in the Preamble.

“Cash Collateral” has the meaning ascribed to it in Section 8.1(m).

“Cash Equivalents” means Permitted Investments and such other cash and cash equivalents acceptable to the Administrative Agent.

“Cash Interest” has the meaning ascribed to it in Section 1.5(a).

“Cash Management Systems” has the meaning ascribed to it in Section 5.15.

“CEO Event” means Sean Menke no longer being the President and Chief Executive Officer of Frontier Holdings.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.).

“Certificate of Exemption” has the meaning ascribed to it in Section 1.11(c).

“Certificated Air Carrier” means a Person holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, or that is otherwise certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code.

“Change of Control” means that (i) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of any Borrower (together with any new directors whose election by the board of directors of such Borrower or whose nomination for election by the Stockholders of such Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than death or disability, to constitute a majority of the directors then in office or (ii) Frontier Holdings shall fail to own 100% of the issued and outstanding Stock of Frontier Airlines or, except to the extent permitted by Section 6.8(m), Lynx.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances (including interest and penalties relating thereto) upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Borrower, wherever located.

“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower in or upon which a Lien is granted under this Agreement or any Collateral Documents.

“Collateral Documents” means this Agreement and all agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commercial Tort Claim” means any “commercial tort claim,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

“Commission” has the meaning ascribed to it in Section 10.7(h).

“Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Stage 1 Loan as set forth on Annex G to the Agreement or in the most recent

Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Stage 1 Loan as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement. After advancing the aggregate amount of the Commitment, each reference to a Lender’s Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Loan.

“Commitment Fee” has the meaning ascribed to it in Section 1.6(a).

“Committee” means the official statutory committee of unsecured creditors approved in the Cases pursuant to section 1102 of the Bankruptcy Code.

“Committee Documents” has the meaning ascribed to it in clause (j) of Annex D.

“Compliance Certificate” has the meaning ascribed to it in clause (b) of Annex D.

“Computer Software” means all computer software and databases (including, without limitation, source code, object code and all related documentation).

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Borrower, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Borrower, (iii) a futures commission merchant or clearinghouse, as applicable, with respect to commodity accounts and commodity contracts held by any Borrower, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to the Administrative Agent, acknowledges the Lien of Administrative Agent for the benefit of the Lenders on such financial assets, and agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Borrower. Any Control Agreement substantially in the form of any Control Agreement (or Blocked Account Agreement) in effect on the Closing Date shall be deemed to be satisfactory to the Administrative Agent.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Administrative Agent for the benefit of the Lenders, by each applicable Borrower substantially in the form of Exhibit C hereto.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Court Documents” has the meaning ascribed to it in clause (i) on Annex D.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(e).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Borrower.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“DOT” shall mean the United States Department of Transportation or any analogous successor agency.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EBITDAR” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), and (v) any other non-

cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of such Person of any Stock, (vii) depreciation, amortization and aircraft rent expense for such period, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, (viii) any aggregate net loss during such period arising from a Capital Asset Sale, (ix) all other non-cash charges for such period, (x) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents to the extent included in the calculation of consolidated net income and (xi) expenses incurred with respect to the Chapter 11 reorganization as set forth on Frontier Holdings’ consolidated statement of income for such period, including (A) professional and other fees, (B) key employee retention program payments, (C) financing fees, (D) severance costs and (E) any litigation expenses incurred during or in connection with the Cases. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Electronic Transmission” means each notice, request, instruction, demand, report, authorization, agreement, document, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Internet or extranet-based site or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Administrative Agent or any other Person.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, principles of common law, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Act of 1994 (49

U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Clean Water Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, Environmental Laws or Environmental Permits, in each case, in connection with, or otherwise related to, any Release or threatened Release or presence of a Hazardous Material (whether on, at, in, under, from or about or in the vicinity of any real or personal property) or any environmental or Hazardous Material exposure matter.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Borrower or any ERISA Affiliate, (a) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (b) the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (c) the failure by any Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan; (d) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or for the imposition of liability under Section 4212(c) of ERISA; (e) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (f) the loss of a Qualified Plan’s qualification or tax exempt status; (g) any Multiemployer Plan being, or being reasonably expected to be, in “endangered status” or “critical status” within the meaning of Section 432 of the IRC; or (h) the imposition of a Lien (or the occurrence of conditions presenting a material risk of the imposition of a Lien) on the assets of any Borrower or ERISA Affiliate arising under ERISA or Subchapter D of Chapter 1 of the IRC.

“Escrow Accounts” shall mean accounts of the Borrowers or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrowers or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by the Borrowers or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees; (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (f) voluntary and/or other non-statutorily required employee payroll deductions, whether authorized by the employee, imposed by court order, agreed to pursuant to collective bargaining arrangement or otherwise, including (i) employee contributions made for the purpose of participating in any employer-sponsored retirement plan as described and defined in Section 401(k) of the IRC (including repayment of any 401(k) related loans made to the employee but excluding any funds matched and/or contributed by the employer on behalf of any employee), (ii) employee payments made for the purpose of participating in any employer-sponsored medical, dental or related health plan, (iii) employee payments made for the purpose of satisfying periodic union dues, (iv) employee payments made for the purpose of purchasing life, accident, disability or other insurance, (v) employee payments made for the purpose of participating in any employer-sponsored cafeteria plan as described and defined in Section 125 of the IRC, (vi) employee-directed donations to charitable organizations and (vii) levys, garnishments and other attachments on employee compensation (as described in Sections 6305 and 6331 of the IRC, in Section 4913 of Title 10 of D.C.A. or in any analogous provision of other applicable federal, state or local law) collected on behalf of any Governmental Authority or any other Person authorized to receive funds of the type described in this clause (f).

“ESOP” means a Pension Plan that is intended to satisfy the requirements of 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Accounts” shall mean (i) the Escrow Accounts, (ii) Restricted Accounts, and (iii) accounts located outside the United States; provided that the aggregate amount held in all such accounts referred to in this clause (iii) at any time does not exceed $350,000.

“Excluded Collateral” means, collectively, (i) Excluded Accounts (other than the Borrowers’ rights to receive any excess funds remaining in the Escrow Accounts following the payment in full of the taxes, fees and charges payable from such Escrow Accounts and other than the Borrowers’ rights to receive any excess funds remaining in the Restricted Accounts), (ii) Excluded Equipment, (iii) Section 1110 Assets or Section 1110 Agreements to the extent that the Borrowers are prohibited from granting liens thereon or assignments thereof under the terms of any Section 1110 Agreement in effect at the Closing Date; provided, that any Proceeds of Section 1110 Assets shall not be Excluded Collateral to the extent that the Borrowers are entitled to such Proceeds (after payment of obligations secured or otherwise required to be paid from Proceeds of such Section 1110 Assets)), (iv) any asset subject to the restrictions on Liens set forth in Section 5.9(b), (v) Avoidance Actions, (vi) to the extent the Administrative Agent has otherwise consented in writing, any asset excluded as Collateral (other than any Proceeds thereof that any Borrower is entitled to receive after payment of obligations secured by or otherwise required to be paid from such proceeds) in any other Collateral Documents, (vii) any goods referenced in the “Demand for Reclamation of Goods Sold” dated April 21, 2008 and delivered by Qwest Communications Corporation and any Proceeds from the sale of any such goods, but only to the extent that such goods are subject to a valid reclamation claim pursuant to Section 546(c) of the Bankruptcy Code and (viii) all intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under the applicable federal law.

“Excluded Equipment” means Equipment to the extent the granting of a security interest in such Equipment would constitute a breach or violation of a valid and effective restriction in favor of a third party or give rise to any indemnification obligations or any right to terminate or commence the exercise of remedies under such restrictions, in each case, to the extent not subject to the automatic stay and only to the extent, and for so long as, such restriction is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other applicable law; provided, that “Excluded Equipment” shall not include Proceeds, substitutions or replacements of Excluded Equipment (unless such Proceeds, substitutions or replacements would constitute Excluded Equipment),.

“Excluded Obligations” means contingent indemnification and expense reimbursement obligations.

“Exempt Accounts” has the meaning ascribed to it in clause (a) on Annex B.

“FAA” means the Federal Aviation Administration of the United States of America, and any successor Governmental Authority.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to the Administrative Agent or any Lender pursuant to the Agreement or any of the other Loan Documents, including the Prepayment Fee and the Commitment Fee.

“Final Order” means an order approving or authorizing this Agreement and the other Loan Documents and the incurrence by the Borrowers hereunder of Postpetition secured and super-priority Indebtedness, in the form attached hereto as Exhibit F with only such changes as shall be satisfactory to the Administrative Agent.

“Financial Covenants” means the financial covenants set forth in Annex E.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex D.

“First Data” means First Data Merchant Services Corporation.

“First Data Agreement” means the letter agreement dated July 9, 2008 from First Data to Borrower Agent.

“First Data Claim” means the Super-Priority Claim of First Data granted pursuant to the First Data Order which such claim shall be pari passu or junior to the Obligations in favor of Administrative Agent.

“First Data Order” means the Order Authorizing the Debtors to Perform Under Letter Agreement with Sovereign Bank and First Data Merchant Services Corporation and Merchant Services Bankcard Agreement with Sovereign Bank and First Data Merchant Services Corporation as Amended Thereby entered by the Bankruptcy Court on July 10, 2008.

“Fiscal Month” means any of the monthly accounting periods of the Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrowers ending on March 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

“Foreign Person” has the meaning ascribed to it in Section 1.11(c).

“Frontier Airlines” has the meaning ascribed thereto in the preamble to the Agreement.

“Frontier Holdings” has the meaning ascribed thereto in the preamble to the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by each Borrower in connection with the right to use or occupy holdroom and passenger boarding and deplaning space (including, without limitation, hardstand positions) at any airport terminal located in the United States at which such Borrower conducts scheduled operations.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all Books and Records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including but not limited to, any Aviation Authority.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“IATA” means International Air Transport Association.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the capitalized amount of remaining lease or similar payments under all synthetic leases that would appear on the balance sheet of such Person in accordance with GAAP if such synthetic leases were accounted for as a Capital Lease, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) the Obligations, and (j) Guaranteed Indebtedness but excluding any claims arising upon the rejection of unexpired leases and other executory contracts.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.9.

“Indemnified Person” has the meaning ascribed to it in Section 1.9.

“Initial Lenders” means the Lenders party hereto on the date hereof, for so long as such Lenders continue to be Lenders hereunder.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks, and technology.

“Interest Election” has the meaning ascribed to it in Section 1.5(a).

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date.

“Interest Payment Date” means the last Business Day of each month to occur while any Loan is outstanding; provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Maturity Date shall also constitute an Interest Payment Date with respect to any interest that has then accrued under the Agreement.

“Interim Order” means an order, approving or authorizing this Agreement and the other Loan Documents and the incurrence by the Borrowers hereunder of Postpetition secured and super-priority Indebtedness on an interim basis, in the form set forth hereto as Exhibit E with only such changes as shall be satisfactory to the Administrative Agent.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded Software.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower of, or of a beneficial interest in, any of the Stock of any other Person (other than a Borrower); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower from any Person (other than a Borrower), of any Stock of such Person; and (iii) any direct or indirect loan, advance or capital contribution by any Borrower to any other Person (other than a Borrower). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than reductions for return on capital as repayment of Indebtedness and the like). The term “Investment” shall not include deposits or reserves to secure the performance of leases or the making of deposits or predelivery payments described in Section 6.3(a)(xiv).

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of such Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.

“IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements and all associated documentation.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States of America.

“Lenders” means the Lenders named on the signature pages of the Agreement and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with Section 11.1(a), such term shall include any assignee of such Lender.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“License” means any Copyright License, Patent License, Trademark License or other similar license of rights or interests now held or hereafter acquired by any Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any capital lease or conditional sale agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Account” has the meaning ascribed to it in Section 1.8.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with the Agreement and the transactions contemplated hereby and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written agreements whether heretofore, now or hereafter executed by or on behalf of any Borrower and delivered to the Administrative Agent or any

Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Lynx” has the meaning ascribed thereto in the preamble to the Agreement.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Borrowers individually or taken as a whole (other than the commencement of the Cases and events customarily leading up to and following the commencement of the Cases or otherwise reflected in the Projections and other written materials provided to the Administrative Agent or the Initial Lenders prior to the Closing Date), (ii) the ability of the Borrowers to pay the Obligations, or (iii) the Administrative Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents; provided, that any change in the cost of U.S. Gulf Coast jet aviation fuel at any time shall, in and of itself, not be deemed to constitute a Material Adverse Effect.

“Material Real Estate Contracts” means (for purposes of the Agreement only) any lease, usufruct, use agreement, license, permit or other occupancy or facility use agreement under which a Borrower is a tenant or counterparty, that relates to major facilities required for a Borrower’s operations, the loss of the lease, usufruct, use agreement, license, permit or other occupancy or facility use agreement with respect thereto could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the earliest of (a) Scheduled Maturity Date, (b) the effective date of a Plan of Reorganization and (c) the date of termination of Lenders’ obligations to permit existing Loans to remain outstanding pursuant to Section 8.2(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them, or with respect to which any Borrower or ERISA Affiliate otherwise has, or has had, any liability or obligation that can be enforced against the Borrower or any ERISA affiliate.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, the sum of cash and Cash Equivalents received in connection with such Asset Sale if in excess of $100,000, net of (1) the reasonable cash costs of sale, assignment or other disposition, (2) taxes paid or reasonably estimated to be payable as a result thereof, (3) reserves provided, to the extent required by GAAP, against any liabilities that are directly attributed to such Asset Sale (provided that upon release of such reserves, the amount so release will be considered to be Net Cash Proceeds) and (4) any amount required to be paid or prepaid on Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Asset Sale, or otherwise required to be repaid as a result of such Asset Sale to the extent actually repaid;

(b)           with respect to the issuance of any capital stock or other Stock by any Borrower, the sum of the cash and Cash Equivalents received in connection with such issuance net of the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Loan Party in connection with such issuance; and

(c)           with respect to any Property Loss Event, the sum of cash and Cash Equivalents received in connection with such Property Loss Event net of (i) the cost of collection, adjustment or settlement of any claims by any Borrower in respect thereof, (ii) any amount required to be paid or prepaid on Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Property Loss Event, or otherwise required to be repaid as a result of such Property Loss Event to the extent actually repaid or (iii) to the extent the asset subject to such Property Loss Event does not constitute Collateral, the amount permitted to be reinvested in the asset the subject of such Property Loss Event or any replacement asset by the terms of any agreement governing Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Property Loss Event to the extent actually invested.

“Non-Stayed Order” means an order of the Bankruptcy Court which is in full force and effect, as to which no stay has been entered and which has not been reversed, modified, vacated or overturned as a whole or in part.

“Note” has the meaning assigned to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations of every nature for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to the Administrative Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys’ fees and any other sum chargeable to any Borrower under the Agreement or any of the other Loan Documents.

“Orderly Liquidation Value” means with respect to any aircraft or spare parts, the net orderly liquidation value of such aircraft or spare parts as set forth in or scheduled to the Projections, or otherwise specified in writing to the Administrative Agent prior to the Closing Date.

“Orders” means (i) prior to the entry of the Final Order, the Interim Order and (ii) thereafter, the Final Order.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Administrative Agent for the benefit of the Lenders by each applicable Borrower.

“Patents” means all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” has the meaning ascribed to it in Section 3.25.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan which is an “employee pension benefit plan” described in Section 3(2) of ERISA.

“Permits” has the meaning ascribed to it in Section 3.22.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases (other than leases of aircraft) to which any Borrower is a party as lessee made in the ordinary course of business; (d) workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens are inchoate and unperfected and attach only to Tooling, Fixtures and/or real estate or being contested in accordance with Section 5.2(b); (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business so long as such Liens are inchoate and unperfected and attach only to Inventory or being contested in accordance with Section 5.2(b); (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(h); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or interests of any Borrower in real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use or the value of any parcel of owned Real Estate; (i) presently existing or hereafter created Liens in favor of the Administrative Agent for the benefit of the Lenders; (j) statutory and common law landlords’ liens under, and contractual liens granted to a landlord pursuant to, leases to which any Borrower is a party; (k) (i) leases, subleases, licenses, permits and similar use rights, entered into with respect to the owned Real Estate, that are by their express terms subject and subordinate to the Administrative Agent’s Liens, for the benefit of the Lenders, in the owned Real Estate, and do not, in the aggregate, materially detract from the value of the any parcel of owned Real Estate and (ii) leases, subleases, licenses, permits and similar use rights, entered into in the ordinary course of business with respect to any leased real estate, to the extent they are not prohibited by the Collateral Documents and would not have a Material Adverse Effect and would not materially and adversely affect the Administrative Agent’s Liens, for the benefit of the Lenders, in Collateral stored or located at such location; (l) with respect to Real Estate, other defects and encumbrances as may be approved by the Administrative Agent, (m) liens imposed by applicable law on the assets of any Borrower located at an airport for the benefit of an Aviation Authority and listed on Disclosure Schedule 6.7; (n) subject, with respect to Blocked Accounts, to the Blocked Account Agreements, Liens in favor of depositary banks (including set-off rights) arising as a matter of law and (o) encumbrances and Liens of types consistent with those described in the other clauses of this definition that are permitted under the terms of existing financing arrangements with respect to Section 1110 Assets listed on Disclosure Schedule 6.7.

“Permitted Investments” means Investments made in accordance with the Final Order Authorizing Continued Use of Existing Investment Policy entered by the Bankruptcy Court on May 2, 2008.

“Permitted Liens” means (i) Liens granted by the Borrowers to the Administrative Agent for the benefit of the Lenders under the Collateral Documents and (ii) any other Liens permitted to be created or assumed or to exist pursuant to Section 6.7 of this Agreement.

“Permitted Prepetition Payment” means a payment (as adequate protection or otherwise) on account of any Claim against any Borrower arising or deemed to have arisen prior to the Petition Date, which payments (i) are made through the exercise of set-off rights or the application of cash collateral securing such prepetition obligation, (ii) made pursuant to Section 1110 Agreements or (iii) do not exceed $5,000,000 in the aggregate.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement (collectively, a “refinancing”) of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed 100% (or, to the extent no payment of principal thereof (except upon acceleration) is required on or prior to the Scheduled Maturity Date, 105%) of the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to the unpaid accrued interest and premium thereon; (b) such refinancing has a final maturity date equal to or later than the final maturity of the Indebtedness being refinanced, (c) such refinancing does not reduce the weighted average life to maturity of the Indebtedness being refinanced, and (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning ascribed to it in the Preamble.

“PIK Interest” shall have the meaning ascribed to it in Section 1.5(a).

“Plan” means, at any time, a Pension Plan or Retiree Welfare Plan that any Borrower or ERISA Affiliate maintains or to which such Borrower contributes or has an obligation to contribute, or with respect to which any Borrower or ERISA Affiliate has any liability or obligation that can be enforced against the Borrower or any ERISA Affiliate.

“Plan of Reorganization” means a plan of reorganization in the Cases under chapter 11 of the Bankruptcy Code.

“Pledged Collateral” means all of the following property now owned or at anytime acquired by a Borrower or in which such Borrower now has or at any time in the future may acquire any right, title or interest:

(a) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

(b) any additional shares of stock of a Pledged Entity from time to time acquired by any Borrower in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such stock; and

(c) the Pledged Indebtedness and the promissory notes or instruments evidencing the Pledged Indebtedness, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of the Pledged Indebtedness; and

(d) all additional Indebtedness arising after the Closing Date and owing to any Borrower and evidenced by promissory notes or other instruments, together with such promissory notes and instruments, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of that Indebtedness.

“Pledged Entity” means an issuer of Pledged Collateral.

“Pledged Indebtedness” means the Indebtedness evidenced by promissory notes and instruments listed on Part 2 of Disclosure Schedule 10.4 hereto.

“Pledged Shares” means those shares listed on Part 1 of Disclosure Schedule 10.4 hereto.

“Policy” has the meaning ascribed to it in Section 3.17.

“Postpetition” means, when used with respect to any indebtedness, agreement, instrument, claim, proceeding or other matter, any indebtedness incurred, agreement or instrument first entered into or becoming effective, or claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

“Prepayment Fee” has the meaning specified in Section 1.6(b).

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any asset, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such property by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning such property including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, such property, (e) all amounts collected on, or distributed on account of, other property, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of such property and all rights arising out of such property.

“Projections” means the Borrowers’ forecasted consolidated balance sheets, profit and loss statements and cash flow statements, together with formatted profit and loss inputs and related information, provided to Administrative Agent prior to the Closing Date in each case consistent with the historical Financial Statements of the Borrowers (other than adjustments related to the impact of the Cases).

“Property Loss Event” means (a) any loss of or damage to property of any Borrower that results in the receipt by such Person of proceeds of insurance in excess of $1,000,000 for all Property Loss Events in the aggregate and (b) any taking of property of any Borrower that results in receipt by such person of a compensation payment in respect thereof in excess of $1,000,000 for all Property Loss Events in the aggregate.

“Proposed Change” has the meaning ascribed to it in Section 13.2(c).

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) prior to the Commitments being terminated pursuant to this Agreement, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders as any such percentages may be adjusted by assignments permitted pursuant to Section 11.1 and (b) after the Commitments have been terminated pursuant to the terms of this Agreement, the percentage obtained by dividing (i) the aggregate principal amount of the Loans payable to that Lender by (ii) the aggregate principal amount of the Loans then outstanding.

“Purchase Amount” has the meaning ascribed to it in Section 13.2(c).

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.16(a).

“Related Person” means, with respect to any Person, any Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Person.

“Relationship Bank” has the meaning ascribed to it in Section (b) of Annex B.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders having 51% or more of the aggregate outstanding amount of all Loans.

“Responsible Officer” of a Person means such Person’s Chief Executive Officer, chief financial officer, president or treasurer.

“Restricted Accounts” means (i) the accounts identified as Restricted Accounts on Disclosure Schedule 3.19, (ii) any deposit account holding cash and cash equivalents subject to Liens permitted under Section 6.7(h), Section 6.7(i) or Section 6.7(j) or securing surety or appeal bonds permitted under Section 6.3(a)(viii) and (iii) accounts in which deposits received from potential purchasers in connection with the sale of any aircraft, engine or related equipment by any Borrower prior to any such sale being consummated are placed.

“Restricted Payment” means, with respect to any Borrower (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness subordinated in right of payment to the Obligations; and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower now or hereafter outstanding.

“Retiree Welfare Plan” means, at any time, a Plan which is an “employee welfare benefit plan” as described in Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies.

“Scheduled Maturity Date” means April 1, 2009.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Section 1110 Agreement” means any agreement related to property that qualifies as “equipment,” as such term is used in Section 1110(a)(3) of the Bankruptcy Code, including, without limitation, security agreements, mortgages, trusts, leases, conditional sale agreements or other instruments applicable to such property.

“Section 1110 Assets” shall mean property that qualifies as “equipment,” as such term is used in Section 1110(a)(3) of the Bankruptcy Code.

“Secured Obligations” means the Obligations and all other obligations of any Borrower under any Loan Documents to which it is a party.

“Security” means any Stock, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Slots” shall mean all (i) “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, (ii) an operating authorization for a landing or takeoff operation at a specified time period at any airport in the United States subject to orders or regulations issued by the FAA (including, but not limited to, slots at New York LaGuardia, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, Docket No.

FAA 2006-25755-82 dated December 13, 2006), as such order may be amended or recodified from time to time, and in any subsequent scheduling order or regulation issued by the FAA, as such order may be amended or recodified from time to time, and (iii) an authorization granted by a Governmental Authority to conduct a landing or takeoff during a specific hour or other period at any United States or foreign airport, in each case of the Borrowers now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which any Borrower holds temporary use rights.)

“Software” shall mean computer programs whether in source code or object code form, together with all related documentation.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stage 1 Conditions” means the conditions set forth in Section 2.1 and 2.3.

“Stage 1 Loan” has the meaning ascribed to it in Section 1.1.

“Stage 2 Closing Date” means the date that the Stage 2 Loan, if any, is made following satisfaction of applicable conditions thereto.

“Stage 2 Loan” has the meaning ascribed to it in Section 1.1.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subject Aircraft” means the two (2) A320 aircraft, eleven (11) A319 aircraft, and nine (9) A318 aircraft.

“Subject Assets” means, collectively, (i) Subject Aircraft and (ii) spare parts.

“Subsidiary” means, with respect to any Person, (a) any domestic corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any domestic partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Super-Priority Claim” shall mean a claim against any Borrower in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.

“Supplemental Order” shall mean an order approving or authorizing the incurrence by the Borrowers hereunder of Postpetition secured and super-priority Indebtedness in an amount equal to the Stage 2 Loans (if any), in form and substance satisfactory to the Administrative Agent.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the Administrative Agent or a Lender by the jurisdictions under the laws of which the Administrative Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loan has been repaid in full, (b) all other monetary Obligations (other than Excluded Obligations) arising under the Loan pursuant to the Agreement and the other Loan Documents have been completely discharged, and (c) the Commitment shall have expired or irrevocably been terminated under the Agreement.

“Title 49” means Title 49 of the United States Code, which, among other things, recodified and replaced the Federal Aviation Act of 1958, as amended, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements, or supersedes such provisions.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA.

“Tooling” means tooling inventory, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks, test benches, test equipment, lathes, welders, grinders, presses, punches and hoists and other similar items (whether or not completed or fixed or handheld).

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of the Administrative Agent for the benefit of the Lenders by each applicable Borrower substantially in the form of Exhibit D.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex E. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B

TO CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Each Borrower shall establish and maintain the Cash Management Systems described below:

(a)                                                  Until the Termination Date, each Borrower shall cause each of its accounts to be Blocked Accounts; provided, that (i) Excluded Accounts shall not be required to be Blocked Accounts and (ii) the Borrowers may maintain additional accounts in the United States that are not Blocked Accounts to the extent the aggregate amount held in such accounts shall not exceed $35,000 per account and $1,000,000 for all such accounts (together with the Excluded Accounts, the “Exempt Accounts”).

(b)                                                 The Borrowers shall only maintain, in their names, deposit accounts at JPMorgan Chase Bank, N.A., Colorado Business Bank or any bank listed on Disclosure Schedule 3.19 (such bank, a “Relationship Bank”).

(c)                                                  The Borrowers shall cause each deposit account (other than Exempt Accounts) to be subject to a Blocked Account Agreement. The Borrowers shall cause each investment account (other than any Exempt Account) to be submitted to a Control Agreement. Each such Blocked Account Agreement and Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                                 It is understood and agreed that, notwithstanding anything herein to the contrary, Blocked Account Agreements and Control Agreements substantially in the same form as those entered into on the Closing Date will be satisfactory to the Administrative Agent.

(e)                                                  So long as no Event of Default has occurred and is continuing, Borrower may add or replace a Relationship Bank; provided, that (i) the Administrative Agent shall have consented in writing in advance to the addition or replacement of such Relationship Bank (such consent not to be unreasonably withheld) and (ii) prior to the time of the opening of an account (other than an Exempt Account) with such Relationship Bank, the relevant Borrower and such bank shall have executed and delivered to the Administrative Agent a Blocked Account Agreement or Control Agreement with respect to such account.

(f)                                                    The Blocked Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each applicable Borrower shall have granted a Lien to the Administrative Agent for the benefit of the Lenders pursuant to the Agreement and the other Loan Documents.

(g)                                                 Administrative Agent shall not deliver a notice that it is exercising exclusive control over any Blocked Account or other account subject to a Control Agreement, or otherwise give instructions or entitlement orders with respect thereto, to any bank or other financial institution unless an Event of Default has occurred and is continuing.

B-1

ANNEX C

TO CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(c), the following items must be received by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any document delivered substantially in the form of the applicable Exhibit hereto shall be deemed to be in form and substance satisfactory to the Administrative Agent) or waived in writing by the Administrative Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

1.                                       Appendices.  All Appendices to the Agreement, in form and substance satisfactory to the Administrative Agent (it being agreed that Appendices substantially identical to the Appendices attached to the Agreement on the Closing Date shall be deemed to be in form and substance satisfactory to the Administrative Agent).

2.                                       Notes.  Duly executed originals of the Notes, dated the Closing Date, for each Lender having requested such a Note prior to the Closing Date.

3.                                       Charter and Good Standing.  For each Borrower, such Person’s (a) charter and all amendments thereto and (b) good standing certificates in its state of incorporation, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

4.                                       Bylaws and Resolutions.  For each Borrower, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors or other equivalent body or committee thereof approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

5.                                       Incumbency Certificates.  For each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

6.                                       Officer’s Certificate.  The Administrative Agent shall have received duly executed originals of a certificate of the Chief Financial Officer of the Borrower Agent, dated the Closing Date, stating that, there has been no Material Adverse Effect since the date of Borrower’s Form 10-K or 10-Q most recently filed prior to the Closing Date as updated by subsequent public filings prior to the Closing Date and other written materials provided to the Administrative Agent prior to the Closing Date (including Projections and reserve build and cash flow data delivered prior to the Closing Date).

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7.                                       Audited Financials; Financial Condition.  The Administrative Agent shall have received not less than two (2) Business Days prior to the Closing Date the Financial Statements and Projections referred to in Section 3.4, and the Administrative Agent shall be satisfied, in its sole discretion, with all of the foregoing.

8.                                       Other Documents.  Delivery of certain notes, instruments, certificates, documents and agreements of each Borrower as the Administrative Agent may request in its discretion exercised reasonably in accordance with customary business practices for comparable asset-based secured super-priority debtor in possession transactions.

9.                                       Security Interests; Filings; Lien Search Results.  (a) Evidence reasonably satisfactory to the Administrative Agent that it (for the benefit of Lenders) has a valid and perfected first priority security interest in the Collateral (or, if applicable, subject to the relative priorities set forth in the Collateral Documents), and that all documents and instruments (including financing statements under the Code) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to perfect the Lenders’ security interests in the Collateral shall have been filed, registered or recorded, or shall have been delivered to the Administrative Agent for filing, registration or recording, and (b) the results of a recent Lien, tax and judgment search in each relevant jurisdiction, including the FAA registry, with respect to the Borrowers, revealing no Liens on any of the assets of the Borrowers, other than Liens permitted hereby and other Liens acceptable to the Administrative Agent.

10.                                 Intellectual Property Security Agreements.  Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each signed by each Borrower which owns U.S. registered Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to the Administrative Agent, together with all instruments, documents and agreements executed pursuant thereto.

11.                                 Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Administrative Agent that Cash Management Systems complying with Annex B to the Agreement have been established and are being maintained in the manner set forth in such Annex B, together with copies of duly executed tri-party blocked account and Control Agreements, all as required by Annex B.

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ANNEX D

TO CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

The Borrowers shall deliver or cause to be delivered to the Administrative Agent or to the Administrative Agent and Lenders, as indicated, the following:

(a)                                  Monthly Financials.  To the Administrative Agent and Lenders, within thirty (30) days after the end of the first two Fiscal Months of each Fiscal Quarter, financial information regarding the Borrowers and their Subsidiaries, certified by the Chief Financial Officer of the Borrower Agent, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all (except for Projections) prepared in accordance with GAAP (subject to normal quarter-end or year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis and (B) the certification of the Chief Financial Officer of the Borrower Agent that (i) such financial information (except for Projections) presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of such Borrower and its Subsidiaries, on a consolidated or a consolidating basis (as applicable) as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, and (ii) any other information (except for Projections) presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b)                                 Quarterly Financials.  To Administrative Agent and Lenders, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating financial information regarding the Borrower and their Subsidiaries, certified by the Chief Financial Officer of the Borrower Agent, consisting of (i) unaudited consolidated balance sheet as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, (ii) unaudited consolidating balance sheet of Frontier Airlines, Inc. and Lynx Aviation, Inc., as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, and (iii) unaudited consolidated statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all (except for Projections) prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on the last day of the applicable Fiscal Quarter and (B) the certification of the Chief Financial Officer of the Borrower Agent that (i) such financial information (except for Projections) presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of such Borrower and its Subsidiaries, on a consolidated or a consolidating basis (as applicable) as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information (except for Projections) presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Administrative Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis for Borrower and its Subsidiaries on a consolidated basis that includes a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)                                  13 Week Rolling Forecasts.  To the Administrative Agent and Lenders, commencing with the first fiscal month following the Closing Date, as soon as practicable but no later than the last day of each week, a statement of projected cash receipts and cash disbursements for each week of the period of thirteen continuous weeks commencing with the immediately following week, in a form consistent with the form provided to the Administrative Agent prior to the Closing Date (the “Budget”).

(d)                                 Annual Audited Financials.  To the Administrative Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, consolidated and consolidating financial information regarding the Borrowers and their Subsidiaries, consisting of (i) audited consolidated balance sheet as of the close of such Fiscal Year and the related statements of income and cash flows for the Fiscal Year then ended, and (ii) unaudited consolidating balance sheets of Frontier Airlines, Inc. and Lynx Aviation, Inc. as of the close of such Fiscal Year and the related statements of income and cash flow for the Fiscal Year then ending, all prepared in accordance with GAAP, in each case, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and in the case of the Financial Statements referred to in (i), certified without qualification (other than going-concern or like qualification), by KPMG, LLP, another “Big 4 accounting firm or another independent registered public accounting firm otherwise reasonably acceptable to the Administrative Agent. Such Financial Statements shall be accompanied by (1) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (2) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (3) the certification of the Chief Executive Officer or Chief Financial Officer of the Borrower Agent that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of such Borrower and its Subsidiaries on a consolidated or consolidating basis (as applicable), as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)                                  Management Letters.  To the Administrative Agent and Lenders, within forty-five (45) Business Days after receipt thereof by any Borrower, copies of all management letters, exception reports or similar letters or reports received by such Borrower from its independent registered public accountants.

(f)                                    Default Notices.  To the Administrative Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)                                 SEC Filings and Press Releases.  To the Administrative Agent and Lenders, promptly upon their becoming available, and at a minimum on a quarterly basis, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Borrower to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower with any securities exchange or with the Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Borrower to the public concerning material changes or developments in the business of any such Person.

(h)                                 Litigation.  To the Administrative Agent and Lenders in writing, promptly upon learning thereof, notice of any unstayed Postpetition Litigation commenced or threatened against any Borrower that is not, in such Borrower’s reasonable judgment, covered by insurance and that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief that could reasonably be expected to result in costs and/or liabilities or loss of revenues to Borrowers in excess of $1,000,000, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Borrower or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Borrower, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities if such Litigation is reasonably likely to result in any Borrower incurring Environmental Liabilities in excess of $250,000 individually.

(i)                                     Documents Filed with Bankruptcy Court.  To the Administrative Agent and the Lenders, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court or the U.S. Trustee in any Case that are not otherwise made publicly available by filings on the Electronic Case Filing System for such Case (the “Court Documents”); provided, however, that any such Court Documents filed under seal and/or subject to confidentiality and other restrictions prohibiting disclosure to the Administrative Agent shall not be provided to Administrative Agent.

(j)                                     Documents Provided to Committees.  To the Administrative Agent and the Lenders, copies of any reports filed in any Case and provided to any creditors’ or other committee or the U.S. Trustee (“Committee Documents”) that are not otherwise made publicly available by filings on the Electronic Case Filing System for such Case; provided, however, that any such Committee Documents filed under seal and/or subject to confidentiality and other restrictions prohibiting disclosure to the Administrative Agent shall not be provided to Administrative Agent.

(k)                                  Weekly Reports.  To the Administrative Agent and the Lenders, customary weekly reports concerning the financial and operating results and cash positions of the Borrowers provided to the Chief Executive Officer and Chief Financial Officer of Frontier Holdings, each substantially concurrently with such delivery.

(l)                                     Other Documents.  To the Administrative Agent and Lenders, such other financial and other information respecting any Borrower’s business or financial condition as the Administrative Agent shall, from time to time, reasonably request.

Documents required to be delivered pursuant to paragraphs (b), (d) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrowers give notice to the Lenders that such documents have been posted to the Borrowers’ Internet site on the Internet at www.frontierairlines.com, at www.sec.gov/edaux/searches.html or at another website identified in such notice and accessible to the Lenders without charge; provided that the Borrowers shall deliver paper copies of such documents to any Lender that requests the Borrowers to deliver such paper copies.

ANNEX E

TO CREDIT AGREEMENT

FINANCIAL COVENANTS

The Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Minimum EBITDAR. At the end of each Fiscal Month set forth below, the amount equal to the sum of EBITDAR for the 4-month period then ended of the Borrowers and their Subsidiaries on a consolidated basis shall not be less than the amount set forth below opposite such Fiscal Month.

Fiscal Month		EBITDAR

September	2008	$11,300,000
October	2008	$4,500,000
November	2008	$(3,600,000)
December	2008	$(8,000,000)
January	2009	$700,000
February	2009	$1,100,000
March	2009	$22,000,000

(b) Contingency Budget.  In order to ensure that the Carve-Out, if implicated, will be adequately funded, as of 5:00 p.m. on the first Business Day of each week, the Borrowers shall have Aggregate Cash on Hand of at least $15,000,000.

Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between

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calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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ANNEX F

TO CREDIT AGREEMENT

NOTICE ADDRESSES

(A)                             If to Administrative Agent, at

Wells Fargo Bank Northwest, National Association

299 S. Main Street, 12th Floor

Salt Lake City, UT 84111

Attention: Corporate Trust Lease Group

Telecopier No.: 801-246-5053

Telephone No.: 801-246-5630

with copies to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103-3198

Attention: David A. Rosenzweig

Telecopier No.: 212-318-3400

Telephone No.: 212-318-3000

(B)                               If to Borrower Agent or any Borrower, at

Frontier Airlines Holdings, Inc.

7001 Tower Road

Denver, CO 80249

Attention: Office of the Chief Financial Officer

Telecopier No.: 720-374-4379

Telephone No.: 720-374-4200

with copies to:

Frontier Airlines Holdings, Inc.

7001 Tower Road

Denver, CO 80249

Attention: Office of the General Counsel

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Marshall Huebner

Telecopier No.: 212 450 3800

Telephone No.: 212 450 4000

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ANNEX G

TO CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
Republic Airways Holdings Inc.	$12,500,000

Credit Suisse, Cayman Islands Branch	$10,000,000

AQR Capital, LLC, AQR Absolute Return Master Account, L.P.	$6,500,000

CNH Partners, LLC, CNH Diversified Opportunities Master Account, L.P.	$1,000,000

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